                                                                   EXHIBIT 10.12

                                    AGREEMENT
A. This agreement, made and entered into as of the 17th day of September 1999 by and between Plainwell Tissue, Consumer Products Division of Plainwell Inc., with its place of business situated at Ransom in Lackawanna County, and Pittston Township, in Luzerne County, Pennsylvania, party of the first part, herein after called the "Company", and the Paper, Allied-Industrial Chemical & Energy Workers International Union, AFL-CIO, and Ransom/Pittston Local No. 2-1448 of the said Paper, Allied-Industrial Chemical & Energy Workers International Union, parties of the second part, herein after called the "Union".

                                   WITNESSETH:
                      THE GENERAL PURPOSE OF THE AGREEMENT
B. It is the mutual interest of the Company and the employees to provide for the successful operation of the plant under methods which will further to the fullest extent possible the economic welfare of the Company and of its employees, the safety of its employees, economy of operation, quality and quantity of output, cleanliness of the plant, purity and sanitary quality of its products, and protection of property, materials, and supplies. It is recognized by this Agreement to be the duty of the Company and the Union to cooperate fully, individually and collectively, for the accomplishment of these ends.


                                    SECTION 1
                                   RECOGNITION
The Company recognizes the P-A-C-E International Union, and Ransom/Pittston Township Local No. 2-1448, P-A-C-E International Union and their International Representatives, as exclusive representatives of all employees for the purpose of collective bargaining, with the exclusions of the office workers, quality control workers, all other persons working in a clerical or supervisory capacity, and professional employees such as chemists. It is understood that except as otherwise expressly set forth in this Agreement, the right of the Company to manage its business, operations, and to prescribe terms and conditions of employment shall be unimpaired. The failure of the Company to exercise rights hereby reserved to it, or its exercising them in a particular way, shall not be deemed a wavier of said rights or a wavier of its rights to exercise them in some way not in conflict with the terms of this Agreement.


                                    SECTION 2
                                   UNION SHOP
 Under this Agreement, all employees eligible for membership in the Union must maintain membership in the Union in good standing as a condition to continued employment. All new employees shall be considered probationary employees until the completion of ninety (90) working days. This probationary period may be extended by agreement between Management and the Union for individual cases. At the end of the first thirty (30) working days, all new employees shall become members of the Union thereupon. New employees may be discharged or disciplined at the sole discretion of the Company during this probationary period. The Plant Management shall cooperate with the Local Union in maintaining the above conditions.

                                    SECTION 3
                              UNION DUES CHECK-OFF
D. The Company agrees, for and on behalf of the employees covered by this Agreement, who voluntarily furnish the Company with a properly signed authorization request, substantially in the form set forth below, to deduct the initiation fee and regular monthly dues from the wages of these employees. Such deduction will be made from the third payroll of each month, provided the employee has received a minimum of forty (40) hours pay within said month.

D. Dues and initiation fee deductions for new employees will begin after thirty (30) days of the probationary period have been completed.

D. The Local Union agrees to advise the Plant Management in writing, signed by the duly authorized officer of the Local Union, as to the initiation fee and regular dues to be deducted, the name of the Financial Secretary of the Local Union, the payee of said check and the address of which said funds shall be forwarded together with a list of such employees from whom said initiation fee and dues are deducted.

D. The Company agrees to submit to the Financial Secretary of Local No. 2-1448 once a month, a list of those employees separated from employment and a list of new employees hired, together with their dates of hiring and separation.

                     VOLUNTARY ASSIGNMENT AND AUTHORIZATION
                     FOR DUES AND INITIATION FEE DEDUCTIONS:
          PLAINWELL TISSUE, RANSOM AND PITTSTON TOWNSHIP, PENNSYLVANIA
         You are hereby authorized and directed to deduct from my wages an initiation fee and, each month, for the duration of this Agreement, my regular Union membership dues and to remit the amount so deducted to the Financial Secretary of Local No. 2-1448, P-A-C-E International Union.

         I reserve the right to revoke this authorization during the two (2) week period preceding the next anniversary date. This authorization shall be self-renewing thereafter from year to year, subject to revocation during the said two (2) week period preceding September 16, 2004.

-------------------------------------------------------------------
FINANCIAL SECRETARY LOCAL NO. 2-1448

-------------------------------------------------------------------

DATE


E. The Union shall indemnify and save the Company harmless against any and all claims, demands, suits, or other forms of liability that shall arise out of or by reason of action taken or not taken by the Company for the purpose of complying with any of the provisions of this Section, or in reliance of any list, notice, or assignment furnished under any such provisions.


                                    SECTION 4
                                  HOURS OF WORK

A.1. The regular work week shall start at 7 a.m. Monday and end 7 a.m. Sunday, except those operating on a 12-hour schedule which shall end at 7 a.m. the following Monday.
  2. The regular work day for non-shift workers shall consist of eight (8) consecutive hours. The starting and stopping time for non-shift workers shall be 7:00 a.m. to 3:00 p.m. Non-shift workers, when scheduled for work on Holidays, will be scheduled on a straight eight (8) hour basis. The normal hours of the day shift jobs of Quality Assurance, Stockroom, and Poly Specialist will be 7:00 a.m. to 3:00 p.m.
  3. The regular work day for 8-hour shift workers shall consist of not more than eight consecutive hours in any twenty-four (24) hour period. The regular work week shall be five (5) consecutive eight (8) hours days, Monday through Friday. The starting and stopping time for 8-hour shift workers shall be: First Shift, 7:00 a.m. to 3:00 p.m.; Second Shift, 3:00 p.m. to 11:00 p.m.; Third Shift, 11:00 p.m. to 7:00 a.m.

            a. The regular work day for 12-hour shift workers shall consist of not more than twelve (12) consecutive hours (exclusive of the lunch period referred to in Paragraph C-1 of this section ) in any twenty-four (24) hour period. The regular work week shall be not more than four (4) twelve (12) hour shifts, Monday through Sunday. The starting and stopping time for 12-hour workers shall be: First Shift, 7:00 a.m. to 7:00 p.m.; Second Shift, 7:00 p.m. to 7:00 a.m.

            b. The following 12-hour schedule would be implemented in those operations deemed continuous process, i.e., 24 hour, seven day operation.


                           SCHEDULE: "12-HOUR" (2-2-3)

ROTATION: 4 TEAMS...1,2,3, and 4, WITH 2 TEAMS OFF AT ALL TIMES...rotating from days to nights (shifts).




WEEKLY SCHEDULE:    KEY:  W = WORK         O = OFF

                                                               HOURS    HOURS
TEAM  MON    TUES     WED    THURS     FRI     SAT     SUN     WORKED   PAID
----  ---    ----     ---    -----     ---     ---     ---     ------   ----
1      0     Wam      Wam      0        0      Wpm     Wpm     48        60
2     Wpm     0        0      Wam      Wam      0       0      36        36
3      0     Wpm      Wpm      0        0      Wam     Wam     48        60
4     Wam     0        0      Wpm      Wpm      0       0      36        36

                         AVERAGE PAY PER WEEK = 48 HOURS

3. The workday shall consist of all employees working on a three (3) shift or 12-hour schedule, the work day shall consist of the consecutive twenty-four
     (24) hour period beginning with the starting time of the employee's shift, provided, however, that in case of a change of shift for the employee's convenience or by reason of permanent promotion, the work day prior to the change shall be considered to terminate immediately before the starting time of the shift to which such employee is changed.

4. In the case of all employees working the 8-hour shift schedule, the work day shall consist of the consecutive twenty-four (24) hour period starting at 7:00 a.m. provided however, that in the case of change of shift for the company's convenience, the work day overlapping the change shall be considered to start with the starting time of the employee's former shift.

B A shift 7 a.m. to 7 p.m. (12 hours), seven days/week, rotated by two people, will be considered a shift. The days worked and the days off will be the same except working only 7:00 a.m. to 7:00 p.m. The individuals currently in the Utility Maintenance jobs will be grandfathered to retain their positions.

C1. Those employees working on an 8-hour schedule will be provided with one twenty (20) minute break for a lunch period. It is understood that this period will be taken between 11:00 a.m. to 1:30 p.m. for the First Shift; between 7:00 p.m. to 9:30 p.m. for Second Shift; and between 3:00 a.m. to 5:30 a.m. for Third Shift. Those employees working at CDC on a 12 hour schedule will be provided with one (1) twenty (20) minute break for a lunch period using the aforementioned lunch period schedule (above). In addition employees who are working twelve (12) hours will be allowed on (1) ten (10) minute rest period, given at times most conducive to efficient plant operations.

 2. Those employees working at Ransom on an 8-hour shift schedule or a 12-hour shift schedule shall be given an opportunity to eat at a reasonable time conducive to efficient plant operations. Converting department employees who work the 8-hour schedule, will be granted one (1) twenty (20) minute rest period.

D. It is mutually recognized by the Company and the Union that the Company has the prerogative of operating its plant seven (7) days per week.

E. The provisions of this section shall not be construed as a guarantee that any employee will receive any specific number of hours of work per day or per week.


                                    SECTION 5
                                    OVERTIME

A. Time and one-half (1-1/2) the regular rate of pay shall be paid for the following:

     1. For all work performed over twelve (12) hours in any work day of twenty-four (24) hours.

     2.   For all work performed in excess of forty (40) hours in any work week.

B. Double time (2X) the regular rate of pay shall be paid for work performed after 7:00 am Sunday and before 7:00 am Monday.

C. The Company agrees that there will be no layoffs or staggering of shifts for the express purpose of keeping within the forty (40) hour week.

D. The Company will attempt to avoid undue overtime, however, the opportunities for overtime shall be distributed among employees in the department where such overtime occurs, provided the employee is qualified to perform the duties of the job. Employees who are training on a job will not be eligible for overtime on that job until the training is complete and they are qualified to perform the job.

E. It is understood that there will be no pyramiding of overtime and premium pay.

F. When an employee works any overtime in their own department during the regular work week, or any overtime in a department other than their own, such overtime shall have no bearing on the distribution of their weekend overtime.

G. No double eight hour shifts will be worked when there are any employees laid off, provided qualified employees are available to be called in. No double 12-hour shifts will be required.

H. If there is an error in the post rotation list assignments, the aggrieved employee is responsible for bringing the error to the Supervisor's or Scheduler's attention before the end of his or her shift, otherwise, no grievance will be paid for the error. The employee will be offered the next overtime opportunity for which s/he qualifies.

I. It is understood between the parties that the application of the time and one-half rate (1.5X) for all work performed over forty (40) hours in any work week, per Paragraph A-2 of this Section, shall apply after recording (calculating) the actual time worked relative to "punching in late and punching out early" under the Kronos Timekeeping system. For example, an employee who "punched in" five minutes late each day of the week would have not worked a total of twenty-five (25) minutes for the week.

     Therefore, the time and one-half overtime rate for over forty (40) hours would not apply in that work week until the employee worked the twenty-five minutes to arrive at forty (40) hours worked.


J.   FILLING TEMPORARY VACANCIES

     A. When a temporary vacancy occurs on a shift, the following steps will be utilized:

          1.   Decide whether or not to fill the vacancy in accordance with
               Section 26 (Scheduling) and Appendix 5 (Declaration of
               Principles).

          2. In the event that an 8-hour vacancy is to be filled, it will be filled as follows:

               a.   Qualified senior employees from the lay off list (Call
                    List).

               b.   Offer the employee waiting to be relieved a double.

               c. Poll the remaining 8-hour qualified employees by seniority on shift.

               d.   Call senior qualified employees from the on-coming shift.

               e. Call senior qualified 12-hour employees from the rotation list.

               f. If none of the above employees accept the work, the affected employee is required to work a double.

          3. In the event that a 12-hour vacancy is to be filled, it will be as follows:

               a.   Qualified plant senior employees from the lay off list (Call
                    List) will be offered the assignment.

               b. The most senior department qualified 12-hour shift employee on his OR her day off who has not worked the preceding shift, providing such opportunity will not result in his or her working in excess of sixteen (16) hours, with the understanding that any employee electing to refuse such work will automatically drop to the bottom of the rotation list.

               c. All 12-hour shift employees will be polled for 12 hours or the last 8 hours of the shift. The employees waiting to be relieved will be required to work an additional four (4) hours in the absence of the 12 hour coverage, unless a qualified employee (by department seniority) on shift is willing to work.

               d. Ask 8-hour employees on shift by department seniority for the remaining 8-hours, if none will accept the work, then call 8-hour qualified people from the on-coming shift by department seniority.



          4.   When filling a 4-hour shift vacancy or less:

               (a) Call or ask employees from on-coming shift where vacancy occurs.

               (b) Call or ask by department seniority and qualifications from the on-coming shift.

               (c)  Go to rotation list for whatever department vacancy occurs.

          5. If employees who are responsible for covering the shift vacancy agree to fill the vacancy by rescheduling their hours of work, they may do so provided that there is no additional cost to the Company as a result of the scheduling.

B.   Weekend Work: When a Production Department is in operation.

     1. Employees scheduled on the job, Monday-Friday, are required to work Saturday. Sunday needs will be filled on a voluntary basis. This section shall not apply to employees working on what are normally classified as seven-day continuous operation (i.e. 12-hour shifts)\

C.   Weekend Work: When a department is not in production.

     1.   Post Saturday sign sheet for volunteers.

     2.   Volunteers will be selected using the following steps:

          a. Plant senior qualified employees within such department who are scheduled will be utilized for the available Saturday work.

          b.   Followed by qualified call list employees.

     3. Any available Sunday work within a department (exception Converting), shall be rotated on a departmental seniority basis with the understanding that any employee electing to refuse such Sunday overtime will automatically drop to the bottom of the rotation list. Temporary bid holders in Distribution or Material Support Departments will also rotate with the rotation list but will not be eligible unless scheduled in that department for the week. The 11:00 pm to 7:00 am and 7:00 pm to 7:00 am shifts (from Saturday) are excluded, but the senior names are to be kept at the top of the seniority list.

          a. For the Converting Department, post a Sunday signup sheet for volunteers. Plant senior qualified employees within the Converting Department will be utilized.

     4. Available Saturday and/or Sunday work, outside an employee's own department will be given to the plant senior qualified employees who are not otherwise scheduled to work. Plant seniority may be exercised on Saturday and/or Sunday in filling any job not held Monday through Friday of the scheduled work week provided all employees with department seniority are working and more employees are required (CDC or Plant 1).



D.   Maintenance Overtime:

     1.   Paragraph A, will apply with the following exceptions:

          a. Weekend overtime in the Maintenance Departments will be based on department seniority and specialized skills within their assigned work location (CDC or Plant 1). Twelve (12) hour crews will be placed at the bottom of the department seniority list.

          b. If there is a problem at the end or during a shift, which is not solved when the shift mechanics (electricians) tour is over, he/she will stay until the problem is solved or the Maintenance Manager or Shift Supervisor calls another person in to relieve that employee.

               1. On Holidays, if there is a job or jobs that will require more than a twelve (12) hour period, the Company will make a good faith effort to call in appropriate replacements from the sign up sheet. The Company will also require at least one person on the job to provide continuity.

               2. In the event that extra maintenance help is needed in either work location the Company must first exhaust the regular overtime policy in the contract for that work location. The Company may utilize the maintenance volunteer list from the other work location by calling or asking employees in department seniority order first. If no volunteers are available the overtime procedure from the other area will be invoked.

               3.   When additional maintenance personnel are needed:
                    a) Ask employees on preceding shift by department seniority.
                    b) Call or ask from the on-coming shift by department seniority.
                    c) Call or ask employees on their days off by weekly rotation seniority.
                    When this is planned maintenance activities, D.1.b. does not apply.

E.   Miscellaneous

     1. A Converting Department sign up sheet will be posted daily on each shift. Employees who want to work overtime at the end of their shift must sign the daily sign up sheet not later than one (1)hour from the end of the shift.

     2. Paper Machine #3 and #4 shall each keep is own work week and overtime, with the exception of bottom jobs. Qualified employees, if available, will be moved up on shift on the same paper machine in covering temporary vacancies and vacation relief, except as described under
          Section 26 - Scheduling, Paragraph P.

          For filling an entry level job vacancy for the paper machines use the weekly departmental rotation list for filling bottom jobs on either paper machine, after the call list has been exhausted.

     3. When filling vacancies on #3 paper machine, #4 paper machine, and Fiber Prep, you should first shift promote and then fill the bottom position. If you can not shift promote, then fill the vacancy where it occurs. (Shift promote means all the way up).


     4. Distribution and Material Support, after the overtime procedure in either department has been exhausted, the supervisor can determine if the vacancy still needs to be filled, then go to the other department's overtime procedure and follow as stated. This is not intended to transfer people on shift from one department to the other.

5. The Union Committee will be off their regular job to attend the monthly Labor Management Meeting, the regular Grievance Meeting, and any possible 4th Step Grievance Meetings that may be held during a given month. For the Labor Management Meeting and regular Grievance Meeting, the Company will pay the Union Committee for the time spent in the meetings and will credit 8-hour Committee Members those hours spent in the meeting for the purpose of computing overtime. If a Committee Member is working a 8-hour or 12-hour shift the night before or the night of the Labor Management Meeting, or regular Grievance Meeting, the Company will replace the Committee Members on their scheduled shift and they will be paid for such time off, but will not be paid for the actual meeting time. For a 4th step Grievance Meeting, the Company will replace the Union Committee members on their scheduled shifts and they will be paid for such time off, but will not be paid for the actual meeting time. If a Committee member is on their day off, a Committee Member will be paid 8 hours of regular time to attend the 4th Step Meeting The Company will make very effort to back fill the positions of the Union Committee members when they attend the meetings mentioned above.

     On occasion, the Union Committee members may be off their regular jobs to attend and/or work on special Company/Union related projects. When these occasions arise, the Union Committee must give advance notice to the HR Manager or Resident Manage of its request to be off work. The HR Manager or Resident Manager will decide if the Company will pay for the time requested off and if those hours spent working on a project will be credited towards overtime. Each request for time off will be dealt with separately.



                                    SECTION 6
                                    HOLIDAYS

A. The Company will grant eight (8) or twelve (12) hours regular rate of pay to employees who have completed their probation period, when no work is performed on the following Holidays:

     New Year's Day - 24 hour shutdown - January 1st, 7:00 a.m. to January 2nd, 7:00 a.m.

     Easter Sunday - 24 hour shutdown -
     7:00 a.m. Sunday to 7:00 a.m. Monday

     Memorial Day - 24 hour shutdown  -
     7:00 a.m. Monday to 7:00 a.m. Tuesday

     July 4th - 24 hour shutdown -
     July 4th 7:00 a.m. to July 5th 7:00 a.m.

     Labor Day - 24 hour shutdown -
     Monday 7:00 a.m. to Tuesday 7:00 a.m.

     Thanksgiving Day - 24 hour shutdown -
     Thursday 7:00 a.m. to Friday 7:00 a.m.

     Day after Thanksgiving - 24 hour shutdown -
     7:00 a.m. Friday to 7:00 a.m. Saturday

     December 24th - 24 hour shutdown -
     December 24th, 7:00 a.m. to December 25th, 7:00 a.m.

     December 25th - 24 hour shutdown -
     December 25th, 7:00 a.m to December 26th, 7:00 a.m

     December 31st - 24 hour shutdown -
     December 31st, 7:00 a.m. to January 1st, 7:00 a.m.

     One (1) Personal Holiday - The Company must be notified in writing, at least seven (7) days prior to the date that the employee desires to observe a personal holiday. Exceptions to the foregoing may be made by the Supervisor for good and valid reasons. It will be entirely within the discretion of the Company to determine the number of employees permitted to observe a personal holiday on the same day. Personal holiday pay will be compensated only on the basis of straight eight (8) or twelve (12) hours at the regular rate of pay of the employee regardless of the day of the week on which the employee observes such personal holiday. The Company must notify the employee no less than three (3) days prior to the date requested off as to whether the request is granted or denied. If more than one (1) employee requests the same day off as a Personal Holiday, consideration of the employees' request, consistent with the above language shall be in order of the employee's department seniority.

B. It is understood that the Company retains the option of scheduling production work on any holidays with the exception of Christmas Eve, Christmas Day, and Easter. When that option is exercised, it is understood that the normally scheduled crews will come in on these non-restricted holidays. Work on all restricted holidays and any non-production holidays work will be posted on a voluntary basis with the understanding that names are not to be added after the time limit for signing such notice has passed. Holiday work will be based on being qualified to perform the work and plant seniority within the department first and then outside the department as needed.

C. Maintenance employees will be scheduled to work on Holidays by departmental seniority and qualified skills within their assigned work location (CDC or Plant 1).

     Requests for personal time off on a day by day basis for maintenance employees, other than those who volunteered to work, will be granted following any Holiday worked. The number of employees to be granted the day off based on departmental seniority basis will be determined by the Company. It is the intention of the Company to schedule a 7:00 a.m. starting time for Holiday Maintenance work, whenever possible.

D. To be eligible for Holiday pay, an employee must have worked their last scheduled day before the Holiday and their first scheduled day after the Holiday unless such employee is absent with the Company's permission, absent because of a bona fide illness based on a submission of proper approved medical certification, or absent for a bona fide reason approved by the Company. Holiday pay will be granted for all intervening Holidays on absences covering three (3) days or more; up to six (6) months on occupational injury and ninety (90) days on illness; based on submission of proper medical certification. Holiday pay will be distributed to those eligible employees on the pay day immediately following the return to work.


E. Employees with necessary seniority who have been laid off in a reduction of force and are called back to work within thirty (30) days from the date of layoff, shall be eligible for Holiday pay for any of the Holidays listed herein, which fall within the said thirty (30) day period.

F. All employee who work on any of the foregoing Holidays shall be paid at the rate of double time their regular rate of pay for the hours worked in addition to the eight (8) hours Holiday pay at the regular rate of pay. Triple time will be paid for all work performed over eight (8) hours on a given Holiday. Any Holiday not worked shall be counted as eight (8) hours worked in computing overtime.

G. In the event that a holiday occurs on a Saturday and an employee does not work on such Holiday, he or she shall be paid one and one-half (1-1/2) times the regular rate of pay for the eight (8) hours Holiday pay.

H. Any Holiday falling on Sunday will be celebrated on the following Monday except for those operations on a twelve (12) hour schedule. It is understood that with the exception of those operations on a 12-hour schedule, the Easter Sunday Holiday will be celebrated on Easter Monday. Holiday pay for those employees on 12-hour operations will be paid at the stipulated rate for the day in question. Whenever December 24th and December 31st fall on Sunday, the holidays will be celebrated on the following Tuesdays for all operations other than four 12-hour schedules. Triple regular rate of pay shall be paid for work performed on Easter Sunday.

I. If a holiday should fall during a vacation shutdown week the said Holiday is to be celebrated on the following Monday for non-twelve (12) crewing operations only.

                                    SECTION 7
                                    VACATION

A. Vacation and vacation pay will be granted between May 1st of a given year and April 30th of the following year, and shall be granted by seniority within departments except the Converting Department which shall be granted by departmental seniority within major operating units, and for Maintenance employees to include Shop Maintenance and Converting Maintenance wherein vacation requests will be granted based on plantwide seniority within the department. A vacation week is deemed to be seven (7) consecutive days beginning at 7:00 a.m. of a given Monday and cannot be split into separate days except as provided for in Paragraph I of this section, During the life of this Agreement the Company will inform its employees, prior to January 15th of any vacation shutdown plans affecting eight (8) and twelve(12) hour operations. It is understood that any such shutdown week(s), as determined by the Company, would occur between June 15th and September 1st.

B. Vacation request forms will be issued no later than December 15th and must be returned to the Company no later than January 15th with the vacation schedule to be posted no later than March 15th. It is agreed that vacation schedules will be so arranged as to provide that any eligible employee who requests his or her first and/or second week of vacation during the last two (2) vacation weeks of June or during the months of July or August will be granted at least one (1) vacation week during this period. It is understood, however, that the employee is not guaranteed the particular week he or she requests. This paragraph in no way affects the present method of scheduling vacation according to departmental seniority.

C. Employees eligibility for vacation weeks will be determined on the basis of his or her most recent date of hire.


D. Vacation requests for the first and second weeks shall take precedence over requests for the third, fourth and fifth vacation weeks. All vacation weeks for eligible employees shall be compulsory except as governed by Paragraph H of this section.

E. During the first year of an employee's seniority such employee must have worked at least 1,700 hours during the vacation year to be eligible for one
     (1) week vacation with pay.

F. After the first year of seniority, to be eligible for vacation and vacation pay, an employee must have worked at least seven hundred (700) hours out of the best six (6) months of the vacation year from May 1st to May 1st. Any employee having less than seven hundred (700) hours after complying with the foregoing requirement will be prorated accordingly. The first six (6) months of any absence caused by injury in the course of employment or illness, shall be counted as time worked for this purpose.

G.   The vacation continues as follows:

     Vacation Credit Years         Vacation Time Off          Vacation Pay
     ---------------------         -----------------          ------------
     1                                  1 week                 48 hours
     2                                  2 weeks                96 hours
     8                                  3 weeks                144 hours
     13                                 4 weeks                192 hours
     20                                 5 weeks                240 hours

H. Any employee may elect to work during all or part of his or her vacation period, provided that he or she obtains the consent of the Company and the Union.

     However, an employee who is eligible for (4) or more weeks of vacation may elect to receive pay for the 4th or 5th week of eligible vacation in lieu of time off. If all or part of a vacation period is worked, the employee shall receive his or her vacation pay for the period, in addition, to his or her pay for any work performed in such period.

I. Employees with four (4) or more weeks of vacation may schedule one (1) of the additional weeks of vacation on a day to day basis as long as they meet the same conditions set forth under Section 6, Holiday, Personal Holiday. An 8-hour employee electing to take one of their vacation weeks in days will be granted five days off and will be paid at he employee's regular rate of pay for each day at eight (8) hours per day for the first four (4) days; for the fifth (5) day, the employee shall receive sixteen (16) hours pay at the employee's regular rate of pay to provide for the weekly number of pay hours per Paragraph J of this section. A 12 hour employee electing to take one of their vacation weeks in days will be granted four (4) days off and will be paid at the employee's regular rate of pay for each day at twelve (12) hours per day to provide for the weekly number of pay hours per paragraph J of this section.


     1. Vacation by days may be taken only between September 1st and June 15th. Vacation by days will not be allowed between June 16th and August 31st.

J. Vacation pay shall be computer on the basis of forty-eight (48) hours total at the employee's regular rate of pay for each week.

K. An employee will be paid vacation pay at the highest regular rate of pay that such employee has maintained for thirty (30) days during the vacation year preceding the employee's first week of vacation or the rate of their regular job just preceding the employee's requested week(s) of vacation, whichever is higher.

L. Vacation pay shall be subject to such deductions as are normally made from regular pay.

M. In the event of the death of an employee, his or her accrued vacation pay will be paid to the beneficiary designed by such employee on his or her individual Company Life Insurance Policy within the Limits described in
     Section 20, Paragraph D of this Agreement.

N. It is understood between the parties that the #3 and #4 Paper Machines will have separate vacation schedules as long as only one job classification from each machine is scheduled off at he same time.


                                    SECTION 8
                                      WAGES

A.   The regular rate of pay will be as follows:


PAPER MACHINES                                      PER   HOUR   EFFECTIVE
NO. 4 PAPER MACHINE........09/17/99         09/17/00          09/17/01          09/17/02         09/17/03
Machine Tender             15.45            15.85             16.25             16.65            17.05
Back Tender                14.85            15.25             15.65             16.05            16.45
Third Hand                 14.35            14.75             15.15             15.55            15.95
Fourth Hand                14.06            14.46             14.86             15.26            15.66
Temporary Fifth Hand       13.84            14.24             14.64             15.04            15.44

                                                    PER   HOUR   EFFECTIVE
NO. 3 PAPER MACHINE........09/17/99         09/17/00          09/17/01          09/17/02         09/17/03
Machine Tender             15.48            15.88             16.28             16.68            17.08
Back Tender                14.80            15.20             15.60             16.00            16.40
Third Hand                 14.36            14.76             15.16             15.56            15.96
Fourth Hand                14.14            14.54             14.94             15.34            15.74
Temporary Fifth Hand       13.84            14.24             14.64             15.04            15.44


FIBER PREPARATION                            PER   HOUR   EFFECTIVE
DEPARTMENT....................09/17/99          09/17/00         09/17/01          09/17/02         09/17/03
Stock Preparation Operator    14.53            14.93             15.33             15.73            16.13
1ST Asst. Stock Preparation
       Operator               14.26            14.66             15.06             15.46            15.86
2ND Asst. Stock Preparation
       Operator               13.99            14.39             14.79             15.19            15.59
Utility Operator Level 1      13.45            13.85             14.25             14.65            15.05

CONVERTING DEPARTMENT
BRT LINES 1, 2, 3, 4
Systems Operator              14.06            14.46             14.86             15.26            15.66
Training Level 2              13.34            13.74             14.14             14.54            14.94
Training Level 1              12.93            13.33             13.73             14.13            14.53

HHT LINES 1, 2, 3
Systems Operator              14.40            14.80             15.20             15.60            16.00
Training Level 2              13.86            14.26             14.66             15.06            15.46


Training Level 1             13.14            13.54             13.94             14.34            14.74

KOLD KARE
Systems Operator             14.40            14.80             15.20             15.60            16.00
Training Level I             13.44            13.84             14.24             14.64            15.04


NAPKIN LINES 1, 2, 3
System Operator              14.18            14.58             14.98             15.38            15.78
Training Level 1             13.63            14.03             14.43             14.83            15.23

BUNDLER
System Operator              13.47            13.87             14.27             14.67            15.07
Training Level 1             13.37            13.77             14.17             14.57            14.97

OMNI FLOW WRAPPER
Systems Operator             13.37            13.77             14.17             14.57             14.97
Training Level 1             12.84            13.24             13.64             14.04             14.44


MAINTENANCE                                          PER   HOUR   EFFECTIVE
DEPARTMENT.................09/17/99         09/17/00          09/17/01          09/17/02         09/17/03
Journey Maintenance        14.68            15.08             15.48             15.88            16.28
Intermed. Maintenance "A"  14.43            14.83             15.23             15.63            16.03
Intermed. Maintenance      14.20            14.60             15.00             15.40            15.80
Junior  Maintenance        14.01            14.41             14.81             15.21            15.61
Maintenance Helper         13.84            14.24             14.64             15.04            15.44

MATERIAL SUPPORT
DEPARTMENT
Poly Specialist            13.57            13.97             14.37             14.77            15.17
Motor Operator             13.67            14.07             14.47             14.87            15.27
Utility Motor              13.27            13.67             14.07             14.47            14.87


DISTRIBUTION CENTER
(NON-PROGRESSIVE)
ULF Motor Operator         13.67            14.07             14.47             14.87            15.27
Distribution Specialist/
    Spotter Driver         13.57            13.97             14.37             14.77            15.17
Distribution Specialist    13.48            13.88             14.28             14.68            15.08


WASTE WATER TREATMENT/
INCINERATOR DEPARTMENT
Waste Water Treatment
     Operator              14.31            14.71             15.11             15.51            15.91
Incinerator Operator       14.31            14.71             15.11             15.51            15.91
Incinerator Operator
     Relief                13.48            13.88             14.28             14.68            15.08
Incinerator Helper         13.14            13.54             13.94             14.34            13.74
Incinerator Helper Relief  12.87            13.27             13.67             14.07            14.47


OPEN BID JOBS (CONVERTING)
Core Machine Operator      13.30            13.70             14.10             14.50            14.90
Corrugated Printer
     Operator              13.35            13.75             14.15             14.55            14.95
Relief Corrugated Printer  13.35            13.75             14.15             14.55            14.95
     Operator
Utility                    12.79            13.19             13.59             13.99            14.39


OPEN BID JOBS (PLANT WIDE)
Stockroom Clerk            13.66            14.06             14.46             14.86            15.26
Relief Stockroom Clerk     13.66            14.06             14.46             14.86            15.26
Quality Assurance Clerk    13.01            13.41             13.81             14.21            14.61
Relief Quality Assurance
   Clerk                   13.01            13.41             13.81             14.21            14.61
Pulp & Paper Technician    13.77            14.17             14.57             14.97            15.37

B. Probationary employees will receive a rate of pay $2.00 per hour less than the job they are working.

C. When new jobs are created (i.e. introduction of new machinery or equipment), or when significant changes are made in the duties and/or workload of existing jobs, the Company and the Union will meet within sixty
     (60) days from the date the request is Received, unless mutually agreed to extend the time limit, to negotiate the rate of the new job or the rate of the existing job that has been substantially changed. If no agreement can be reached, the Company will set the job rate; but such rate may be subject to negotiations at the next general contract negotiations, and any change agreed upon at that time will be made retroactive to employees then on the Payroll of the Company to such time as the Company and the Union shall agree.

     1. Such changes are limited to those occurring during the term of the agreement.

     2. Factors to be considered for a wage adjustment will be based upon the following criteria: Manual skills, mental skills, experience, physical effort, visual application, responsibility for materials, responsibility for tools and equipment, direction of others, responsibility for operations, safety of others, hazards, and working conditions.

     3. Significant net increases in a majority of the above criteria will be required for consideration. Production will not be considered as a criteria for consideration for a wage adjustment.

D.   All employees will be paid for time spent in training on company premises.

E. 8-hour shift workers will receive a shift differential above the regular rate of pay for the job for the second (2nd) shift of thirty-five cents ($.35) per hour and for the third (3rd) shift of forty-six ($.46) per hour.

     12-hour shift workers will receive a shift differential pay adjustment above the regular rate of fifty-seven ($.57) per hour for the job in lieu of a second shift differential.

     Non-shift employees who work two (2) hours or more beyond their regular quitting time will be paid shift differential for such overtime hours.

F. Any 8-hour or 12-hour employee continuously engaged in work for the Company for a period of thirteen (13) hours or more will be paid meal money, not to exceed four (4) dollars, at Company expense.

G. All employees will be paid the rate of pay of the job when called into work in their own department from the layoff (call) list.

H. Any employee assigned by the Company to a job in a department other than their own will be paid at the regular rate of pay of the assigned job.

I. Employee holding bids on the relief positions described in Section 10, Paragraph D of this Agreement will be paid the rate of the relief job.

J. The "Group Performance Plan" (GPP) effective January 1, 1994 will remain in effect for the duration of this Agreement. The GPP is directed at paying hourly employees of the PACE Local 2-1448, for "unit" performance improvements in a number of selected plant operating categories. The specific terms are not negotiable and are the sole responsibility of the Company. The Union will be notified of any changes after approval by the Company's Corporate Officers.

K. The Company will distribute payroll checks, if available, to all 8-hour shift employees working the 3-11 p.m. shift no later than 11:00 p.m. each Wednesday. All employees working the 12-hour shift scheduled on Wednesday, 7:00 a.m. to 7:00 p.m., will be given their paychecks before 7:00 p.m.

L. In the event, Plainwell Tissue's Ransom and Pittston Township, PA Mills are totally and permanently closed, affected employees will receive severance pay based on the following schedule:

     YEARS OF SERVICE                                       SEVERANCE PAY

     3 Years but less than 5 Years...............               1 week @ 40
                                                           X Straight Time Rate

     5 Years but less than 10 Years..............               2 weeks @ 40
                                                           X Straight Time Rate

     10 Years but less than 17 Years............                3 weeks @ 40
                                                           X Straight Time Rate

     17 Years but less than 25 Years............                 4 weeks @ 40
                                                           X Straight Time Rate

     25 Years but less than 35 Years............                 5 weeks @ 40
                                                           X Straight Time Rate

     35 Years and over............................               6 Weeks @ 40
                                                           X Straight Time Rate

                                    SECTION 9
                                     PENSION

A. It is agreed that a Pension Plan and Trust Agreement providing for a Corporate Trustee shall be adopted with the Corporation accepting the responsibility to provide pension benefit levels in the amount of $22.00 per month multiplied by years of credited service, effective November 1, 1999; $24.00 per month multiplied by years of credited service, effective November 1, 2000; $26.00 per month multiplied by years of credited service, effective November 1, 2001; $28.00 per month multiplied by years of credited service effective November 1, 2002; and $29.00 per month multiplied by years of credited service, effective November 1, 2003. Employees retiring January 1st or after in any plan year will receive the new increase in that year.

     Employees retiring after November 1, 1999 will receive:

          a.   $29 multiplied by Accrual Service through October 31, 1995, plus


          b. the monthly benefit amount in effect on the date of retirement multiplied by Accrual Service from November 1, 1995. The monthly benefit amount shall be:

                         $22, effective November 1, 1999
                         $24, effective November 1, 2000
                         $26, effective November 1, 2001
                         $28, effective November 1, 2002
                         $29, effective November 1, 2003

B. Employees will be credited for fractional benefits for months of service completed.

C. Employees with five (5) years of service will be 100% vested in the Pension Plan and Trust Agreement.

D. Employees who qualify for early retirement may retire at age 62 without their pension being reduced. Employees who qualify for early retirement and elect to retire prior to age 62 will have their basic benefit reduced 1/2% per month for each month the benefit commences before age 65. Employees with ten (10) years of credited service who have reached age fifty-five
     (55) are qualified for early retirement.

E. Life insurance in the amount of $2,000.00 will be provided for employees retiring at the age of 62 or thereafter.

F. The Company agrees to furnish all employees an updated Pension Booklet, Life Insurance Policy and Medical Coverage Booklets(s) sixty (60) days following the ratification of the labor agreement

                                   SECTION 10
                                    SENIORITY


A.(1)Seniority Defined: An employee's plant seniority date shall be his/her most recent date of hire. An employee's department seniority date shall be the date an employee is awarded a permanent bid within a department. Employees will hold Converting Department seniority until they are awarded a permanent position in another department.

  (2)Department seniority shall prevail over plant seniority promotions and demotions of the work force within an exiting department; reductions of working force within an existing department shall be done for the duration of the work week or three (3) days whichever is greater.

     Employees unable to work in their own department shall not exercise plant seniority for such duration of the work week or any layoff of less than three (3) days. Plant seniority will prevail on the bottom job in the various departments to the extent of allowing the plant senior employees to work in his or her own department. Any employee involved in a layoff in excess of the duration of the work week or three (3) days, whichever is greater, will be placed in the department having the least plant senior employees.

  (3)In the event of a permanent reduction in force, it is the intent of the parties to retain the plant senior employees. Probationary employees will be laid off first, then those employees with the least plantwide seniority regardless of department. Those employees remaining in a progression will move up in that progression and the remaining employees will select the positions they wish to fill by their plantwide seniority. Paragraph (4) of his section will apply for those employees selecting their positions by seniority. This paragraph does not apply to emergency shutdowns of a non-permanent nature.

  (4)In all cases of promotion or demotion, or transfer, or increase or decrease of the working force or accepting a bid on an open bid job, the following factors shall be considered:

     1. Length of service (Plant Seniority) on bid jobs and department seniority within a department.

     2. Ability to perform the work. (To be judged by the Company and the Union).

     3.   Physical Fitness

B.   JOB BIDDING - GENERAL:

1. Job bidding will be governed as follows: All bid job vacancies known to be permanent, existing on the entry level jobs in a line of progression or non-progression jobs listed under Paragraph I of this section shall be posted for a period of five (5) calendar days. An employee who is awarded a bid job shall be placed in their new position as soon as a qualified replacement for their former job is available or within thirty (30) calendar days from the date they are awarded the job. Provided the transfer can be made without disruption to the vacation schedules. A list of bidders will be maintained by the Company in seniority order on any job posted for bid (including job preference and temporary bids) and such list will be utilized to fill vacancies on the given job for period of six (6) months from the date the job was posted for bid (including job preference and temporary bids) after which the job will be reposted for bid and the resulting list of bidders will be maintained for another six (6) months.

2. In the event that no bids are received on any bid job, the Company will award the bid to the plant senior employee who does not hold a bid. For vacancies in the Paper Machines only those employees who have elected to work in the Paper Machines will be awarded the bid.

3. An employee may, within the first seven (7) working days of his/her new assignment, decide to revert to their former position. When new equipment results in new job classifications being established, employees shall have fifteen (15) working days to decide to revert to their former position. After the new equipment/job classifications are in operation six (6) months, the seven (7) working day decision period applies.

4. Except as otherwise provided in Paragraphs B-6 and H-1 of this Section or in the Maintenance program described in Section 24, an employee who bids into another department or who is assigned to a different job shall be considered to be on trial for thirty (30) working days, such limit may be extended by mutual agreement by the Company and the Union. In the event that an employee is found by the Company to be unsuited for the job at the termination of the trial period, he/she may be transferred back to his/her original department and exercise his/her seniority in that department. An employee who is returned to his/her former job under this paragraph three
     (3) times shall be assigned by the Company to an open position the person is qualified to perform.

5. An employee assigned to another department shall retain and accumulate department seniority in his/her original department. On permanent bid jobs, seniority terminates in his/her former department and begins in the new department after completion of the thirty (30) day trial period.

6. In the event of any promotion to the job of Machine Tender or Back Tender, the employee so promoted shall be on probation for the period of three (3) months from the date of such promotion. For the first month of such probationary period, the employee's qualification for the job shall be decided solely by the Company, and in the event that the employee so promoted does not qualify to the satisfaction of the Company, he/she may be relieved of his/her job and thereupon shall exercise his/her seniority on the job held prior to his/her promotion. If the Company decides during the second two (2) months of such probationary period that such promoted employee is not qualified for the job, the employee may invoke the grievance procedure under this Agreement if he/she feels the Company's decision is unfair. Upon completion of the three (3) months probationary period, his/her promotion shall become permanent.

7. Distribution/Material Support job openings for straight days, two shift operations and 12-hour shift operations will be awarded by preference polling, by department seniority.



C.  TEMPORARY JOB BIDDING:

1. Temporary openings in bid job classifications which will be vacant for thirty (30) days or more shall be posted for bid. Temporary bids in other job classifications (i.e. Fiber Prep, Utility, Distribution Specialists, Materials Support, etc.) will also be posted for bid when deemed necessary. Temporary bid holders may not be holders of a permanent bid position. Temporary bid holders will be scheduled where their ability and seniority will place them when not required on their bid jobs. Permanent bid job holders may withdraw from such position to accept a Temporary bid job. Temporary bid holders will move into the permanent opening based upon their seniority in the temporary position when it becomes available.

2. The Company will post temporary 5th Hand positions for bid with the understanding that eligible bidders may not hold a permanent bid job. Temporary 5th Hand bid holders must accept permanent openings in such positions and will be utilized as needed on shift when available for vacation week(s) coverages and absences of the regular job holder.

3. In the event of a cut-back on the Paper Machine or Fiber Preparation Departments, employees who are on temporary promotions will revert back to their regular job.




D.  RELIEF JOB BIDDING

1. Certain positions in the organization require that fully trained relief personnel be available for short term replacement of the personnel holding those positions full time. These relief positions will be posted, open for bid by personnel already holding a bid position. When necessary, the personnel holding these relief positions will be scheduled into the position and their primary job will be filled by other personnel according to the procedures in the agreement.

2. Personnel holding permanent bids will be returned to their permanent bid positions when not utilized in the relief positions. Personnel not holding permanent bids will be assigned where their seniority and skills will place them when not utilized in the relief position.

3. The following positions will be posted jobs: Relief Corrugated Printer Operator, Relief Stockroom Clerk, Relief Quality Assurance Clerk, Relief Incinerator Helper, Relief Incinerator Operator.

4. Personnel will be selected from those signing the posting(s), first by department seniority then by plantwide seniority if no personnel with department seniority sign the posting or if any personnel with department seniority cannot perform the duties of the job. If the succcessful bidder was chosen by plantwide seniority, the seniority in the department of the relief position will begin for the successful bidder on the closing date of the posting.

5. Personnel successfully bidding into these positions will be designated fill-ins when necessary and must move into the permanent position when the permanent vacancy arises, based upon their seniority in the relief positions.

6. For the purpose of clarifying when relief positions will be required to fill vacancies, the following guidelines ware to be used:

      1) WEEKLY VACANCIES - Cover for vacations, sick leave, worker compensation, FMLA, general leave, and jury duty, etc. - Person holding the relief position will automatically be scheduled into the vacancy.

      2) DAILY VACANCIES - If the relief person is scheduled on the same shift, that person will be required to cover the vacancy. If the relief person is on a day off, the normal overtime procedure will be used. The relief person would be the last to be called.

      Note: On a daily vacancy, if relief person is going from a 12-hour to an 8-hour shift, they will be allowed to make up the additional 4 hours in their scheduled position.

7. Employees holding relief bids will relinquish the relief bid, when/if they accept another bid.

E.   JOB CLASSIFICATION CHANGE:

1. If a job classification in an established line of progression, is removed and placed in a different established line of progression, in the same or a different department, an eligible employee with established seniority, occupying the job classification at the time the change occurs, will be given an opportunity to move with the job classification to the position in which it is placed in another line, with his/her established department seniority from the former line, and may exercise such seniority in the line in which the job is placed under paragraph "a' below:

      a. When a job opening in other succeeding job classifications in an established line of progression in which an employee has established seniority, eligible employees in the qualifying job classification will be considered for such openings on the basis of qualifications and length of service.

2. If a job classification not in a established line of progression is removed from the department and placed in an established line of progression, an eligible employee with established seniority, occupying the job classification at the time the change occurs will be given an opportunity to move with the job classification to the position in which is it placed in the line, with his/her established department seniority from the former department, and may exercise such seniority in the line of progression, in which the job is placed under paragraph "a" below:

      a. When a job opening occurs in other succeeding job classifications in an established line of progression in which an employee has established seniority, eligible employees in the qualifying job classification will be considered for such openings on the basis of qualifications and length of service.

3. If a job classification not in an established line of progression is removed from the department and placed in a different department, an eligible employee with established seniority, occupying the job classification at the time the change occurs, will be given an opportunity to move with the job classification to the position, with his/her established department seniority from the former department.

4. If an established job classification is eliminated and removed form an established job progression line, an eligible senior employee in the line may exercise his/her seniority as follows:

      a. When curtailment occurs in a line of progression in the department, an employee with established seniority in the line being curtailed will come back down the line thorough each job classification in the reverse order of promotion.

      b. An employee curtained from an established line of progression who cannot retain a position in that line of progression shall have the opportunity to exercise his/her department seniority to retain an entry level job classification in all other lines of progression within his/her department.

      c. An employee curtailed from an established line of progression who cannot retain a position in his/her department as outlined above under paragraph 4-b, shall have the opportunity to exercise his/her plant seniority to retain an entry level job classification in all other lines of progression or non-progression jobs where qualified in all other departments.

      d. An employee curtailed from an established line of progression can exercise his/her plant seniority to retain a position on the lay off (Call List) list.

      e. Employees permanently curtailed to the lay off (Call List) status from a line of progression will retain first recall rights to that line of progression in the same order as they were curtailed until the employee accepts a job bid and completes the probationary period.

      f. If a job elimination occurs during the employee's first year on the job, the employee will be allowed to return to his/her former bid job and position. Department seniority will be credited to the employee for the time spent on the eliminated job.

      g. Employees not willing to move upward in a line of progression may not remain in that line of progression. It is understood that his provision does not apply to those employees currently "frozen". In training for jobs in a line of progression there will be no trading of positions.

5. In the event of an elimination of a job classification not in a line of progression, the affected employee can exercise his/her department seniority to retain a position in an entry level position in their department.


F.  CURTAILMENT

1. If a piece of Converting equipment is shut down for one (1) or more shifts, it will be the company's option to:

      a. Assign other work to the affected employees and continue to maintain their classified regular rate of pay or;

      b. The affected employees will be allowed to exercise their department seniority by replacing on their shift the junior employees in the entry level job in any progression line in the department on their shift and will be paid the regular rate of pay for that job.


2. In the event of a shutdown on either paper machine or both, the crews of the affected machine or machines shall not exercise departmental or plant seniority for the duration of the work week or three (3) days, whichever is greater, except upon an announcement by the Company of a shutdown of undetermined duration in which case seniority may be exercised on the work day immediately following such announcement. Fiber Preparation Department shall be subject to the same provisions as those specified for the Paper Machines. The employees of the Paper Machine and Fiber Preparation Departments shall receive their regular rate of pay for shutdown work performed in their own department or any other work performed at the specific request of the Company


G.  LAYOFF:

1. Employees who are laid off will only retain recall rights for a period of twenty-four (24) months.

2. The terms Lay-off list, Call-list, and Call board are intended to have the same meaning and are used synonymously throughout the labor agreement.


H.    MISCELLANEOUS

1. Any bargaining unit employee who is promoted to a supervisory position shall be considered to be on trial in that position for a period of four
      (4) months while a thirty (30) working day trial period will apply on any other non bargaining unit position.

2. Employees shall suffer no loss of seniority for loss of time due to any disablement incurred in the performance of their duties for the Company.

3 Any promotion except a permanent position or a temporary vacancy known to exceed thirty (30) days is to be made within the employee's shift without moving the employee from one shift to another. Shift promotions will be made on all shifts on all jobs. Whenever qualified employees are available, except in the cases of coverage for various Union Committee meeting with the Company.

4. The parties agree that management shall have the right to add jobs, change jobs, change progression ladders or eliminate jobs. It is understood by the parties that the Company shall meet and discuss with the Union Committee the establishment modification or elimination of lines of progression at least thirty (30) days prior to the planned action.




I.    LINES OF PROGRESSION:

1. The normal line of progression for each department is shown below, with each succeeding job listed in the order of importance. (NOTE: BOLD INDICATES ENTRY LEVEL POSITION FOR BUMPING APPLICATION...AND* INDICATES BID POSITION.)


RANSOM:
PAPER MACHINE DEPARTMENT:
No. 3 Paper Machine                         No. 4 Paper Machine
-------------------                         -------------------
Machine Tender                              Machine tender
Back Tender                                 Back Tender
Third Hand                                  Third Hand
FOURTH HAND                                 FOURTH HAND
                        TEMPORARY FIFTH HAND*




FIBER PREPARATION DEPT.                     RANSOM MAINTENANCE DEPT
-----------------------                     -----------------------
Stock Preparation Operator                  Journey Maintenance
First Assistant Stock Prep Operator         Intermediate Maintenance A
Second Assistant Stock Prep Operator        Intermediate Maintenance
UTILITY OPERATOR-LEVEL 1*                   Junior Maintenance
                                            MAINTENANCE HELPER*


WASTE WATER TREATMENT INCINERATOR DEPARTMENT:
---------------------------------------------
Waste Water Treatment Operator
Incinerator Operator
INCINERATOR OPERATOR RELIEF*

INCINERATOR HELPER
INCINERATOR HELPER RELIEF*


CONVERTING & DISTRIBUTION CENTER:
CONVERTING DEPARTMENT:
HHT LINES:
#1                         #2                        #3
System Operator            System Operator           System Operator
Training Level 2           Training Level 2          Training Level 2
TRAINING LEVEL 1*          TRAINING LEVEL 1*         TRAINING LEVEL 1*



BRT LINES:
#1                         #2
Systems Operator           Systems Operator

Training Level 2           Training Level 2
TRAINING LEVEL 1*          TRAINING LEVEL 1*



#3                         #4
System Operator            System Operator
Training Level 2           Training Level 2
TRAINING LEVEL 1*          TRAINING LEVEL 1*


NAPKIN LINES:
#1                         #2                        #3
Systems Operator           Systems Operator          Systems Operator
TRAINING LEVEL 1*          TRAINING LEVEL 1*         TRAINING LEVEL 1*


KOLD KARE:
System Operator
TRAINING LEVEL 1*


OMNI FLOW WRAPPER:
Systems Operator
TRAINING LEVEL 1*


BUNDLER:
Systems Operator
TRAINING LEVEL 1*


OPEN BID (PLANTWIDE):
Stock Room Clerk
Quality Assurance Clerk
PULP & PAPER TECHNICIAN*
RELIEF STOCK ROOM CLERK*
RELIEF QUALITY ASSURANCE CLERK*




OPEN BID (CONVERTING):
CORE MACHINE OPERATOR
CORRUGATED PRINTER OPERATOR

RELIEF CORRUGATED PRINTER OPERATOR*
UTILITY*

(Note: position of "Utility" listed as reference only; position is not normally filled)


DISTRIBUTION CENTER DEPARTMENT:
------------------------------
(NON PROGRESSIVE POSITIONS)
ULF MOTOR OPERATOR
SPOTTER DRIVER/DISTRIBUTION SPECIALIST
DISTRIBUTION SPECIALIST*


CDC MAINTENANCE DEPARTMENT
--------------------------
Journey Maintenance
Intermediate Maintenance A
Intermediate Maintenance
Junior Maintenance
MAINTENANCE HELPER*


MATERIALS SUPPORT DEPARTMENT
----------------------------
MOTOR OPERATOR*
POLY SPECIALIST


J. Any employee returning to work from an unauthorized absence shall have the right to submit a bid, within seventy-two (72) hours from the employee's return to work, on any job posted during the employee's absence up to thirty (30) days from the date of return to work.



                                   SECTION 11
                               WIRE AND FELT TIME

A.    Wire Changes are to be handled as follows:
      1. #3 Paper machine - Three (3) full paper machine crews (12 people) are to be used for putting on wires. Full paper machine crew is defined as Machine Tender, Back tender, Third Hand, and Fourth Hand.

                  If full crews are not available for the wire change, then off shift, then days off crews members of #4 machine are to be called in utilizing the "extra wire" rotation list.

      2. #4 Paper Machine - Three (3) full paper machine crews (12 people) are to be used for putting on wires. Full paper machine crew is defined as Machine Tender, Back Tender, Third Hand, and Fourth Hand.
                  If full crews are not available for the scheduled wire change, then off shift, then days off crew members of #3 machine are to be called utilizing the "extra wire" rotation list.

      3. Fiber Preparation employees on duty shall be used if employees are still needed after calling in all off duty crew members of both paper machines.

      4. When employees are called in or stay in after their regular hours, they will receive six (6) hours pay for putting on the wire. This is with the expectation that the employees will be available for work during the entire time of putting on the wire. Should they only be available for part of the time, they shall be compensated proportionately.

      5. Any employee covering any of the major jobs in either mill is not entitled to wire time during the wire change. This applies to regular and overtime hours.

      6. If part of the wire change time comes within a worker's regular shift, it is not intended that he or she shall draw both their regular pay and their wire allowance for the same hours worked.

      7.  Call in details:
          (a) Who to Call Off shift by department seniority and rotation Days off by department seniority and rotation.
          (b) When making calls for clothing changes, the promotion book will be utilized by department seniority.
          (c) After a holiday shutdown where there has been no scheduled production, paper machine department schedule will be utilized to call in crew members (off shift, then days off) for a clothing change.
          (d) The following will not be eligible for the clothing changes: anyone on restricted duty, people who have requested the day off (vacation or off with permission) defined from 7:00 a.m. that day to 7:00 a.m. the following day and 5th hands).

B.    Felt changes are to be handled as follows:

      1. Felt time will apply whenever a whole felt is removed from the paper machine.
      2.  The following number of Paper Machine employees will be used for a felt:
            a.  #3 pick-up:    8
            b.  #4 wet felt:   6
            c.  #4 pick-up:    8
            Off shift, then days off crew members on the machine scheduled for the felt will be called in as needed to "fill-in" by seniority and by shift.

          In the event, the full crew list has been exhausted for the paper machines scheduled for the felt change, then the off shift, then days off crew members from the other paper machine will be utilized by shift and seniority as described in Paragraph A, Item #7.

      3. When employees are called in or held in after their regular hours for the purpose of putting on a felt or felts, they shall be paid as follows:

          a. Six (6) hours at their regular rate of pay for a wet felt or time and one-half (1-1/2x) whichever is greater.

          b. Seven (7) hours at their regular rate of pay for a pickup felt or time and one-half (1-1/2x) , whichever is greater.
          This is with the expectation that the employees will be available for work during the entire time of putting on the felt. Should they only be available for part of the time, they shall be compensated proportionately.

      4. If the felt or felts are changed on Saturday or Sunday, the above premiums will be paid at the rate of time and one-half (1-1/2x) or double time (2x) respectively.

      5. Any employee covering positions on the machine scheduled for the felt is not entitled to felt time during the felt change. This provision applies to regular and overtime hours.

      6. In the event that the felt or felts are changed so that the change occurs on a split shift, employees will be paid proportionately.

      7. Felt time begins when the felt is ready to be put on the machine and does not include shrinkage.

C. When employees are requested to report for a wire or felt change at a specific time and are unable to begin the wire or felt change, they may be asked to perform duties with the wire or felt change e.g., assist the on-shift paper machine crew with the preparation of the wire or felt until such time as they can begin the wire or felt change. They shall be paid one and one-half (1-1/2X) times their regular rate of pay for such waiting time, except Sunday when double time (2X) will apply.

D. These wire and felt time allowances are not to be credited against other overtime provisions nor is it intended to deny the workers the benefit of any other overtime provisions.




                                   SECTION 12
                                 REPORTING TIME

A. Any employed who reports for work on his or her regular shift when required to do so or has received less than two (2) hours notification in the usual manner, not to report for work, shall receive four (4) hours at his or her regular rate of pay if there is not work for him or her.

B. If the employee so reporting is put to work, he or she shall be paid for a full day, provided he or she is available for a full day's work; this shall also apply to an employee who has been laid off due to lack of work.

C. Shop Stewards, or any Union member in the event no Shop Steward is available, will be called upon to substantiate the Company's unsuccessful efforts to notify an employee of any change in their daily work routine.


                                   SECTION 13
                                    CALL TIME

A. When an employee is called/asked in at a time other than his or her regular working hours he or she shall be paid time and one-half (1-1/2) his or her regular rate of pay if off for the day with the Company's permission, or if the employee already worked his or her regular hours; but only his or her regular rate of pay if off due to layoff, lack of work or other causes; with a guarantee pay in any event equivalent to at least four (4) hours time at his or her regular rate of pay; six (6) hours on Saturday and eight (8) hours on Sunday. If, while calling in employees, an employee is not at home but can be contacted that employee may return the call to the Company if he/she desires the work If the return call is received prior to the position(s) being filled, that employee will be used to fill the positions(s).

B. When a maintenance employee is called in at a time other than their regular working hours for the purpose of doing a specific job or related jobs to maintain operations of the equipment, it is not the intention of the Company to assign work to him or her, on any other additional unrelated jobs except in an emergency. The senior employee will be assigned to the emergency while the next person by seniority will fill the original call. This does not apply to the case of any employee called in as an addition to the work force or for the purpose of filling the job of an absence.

C. If maintenance personnel are needed and are called/asked in on a Saturday, Sunday or Holiday before 7:00 a.m. and they show an effort to arrive as quickly as possible but no later than 6:30 a.m., the Company will pay four
      (4) hours call time until 7:00 a.m.. The pay rate will be the rate of pay they would normally receive for the day according to the provisions of this agreement.


                                   SECTION 14
                                CESSATION OF WORK

A. It is agreed that there shall be no strikes, walkouts, lockouts, stoppage of work, slowdown or curtailment of production or other similar interruption of work during the period of this Agreement.

B. The Paper, Allied-Industrial, Chemical & Energy Workers International Union, and Ransom/Pittston Township Local No. 2-1448 agree that neither of them will, during the term of this Agreement, authorize any strikes. It being understood and agreed that any strike not expressly authorized by the Union, in accordance with the P.A.C.E. International Constitution, By-Laws, Standing Rules and General Laws, shall be deemed for all purposes, an unauthorized strike, for which there shall be no financial liability on the part of the P.A.C.E. International Union and Ransom, and Pittston Township, Local No. 2-1448 or officers thereof.


C. In the event of an unauthorized strike, walkout, stoppage of work, slowdown or curtailment of production or other similar interruption of work during the period of this Agreement, the P.A.C.E. International Union and the Ransom, and Pittston Township, Local No. 2-1448 will endeavor to secure the immediate return of the strikers to work. In case of any unauthorized strike, walkout, stoppage of work, slowdown or curtailment of production or other similar interruption of work during the period of this Agreement, the Employer may impose disciplinary measures involving loss of seniority, or loss of vacation pay, or suspension from work, or may discharge the employee involved in such unauthorized acts.





                                   SECTION 15
                               GRIEVANCE PROCEDURE

A. The Union Grievance Committee shall be composed of six (6) members, plus the President of Ransom, and Pittston Township, Local No. 2-1448.

B. The Company agrees to give the President of Local No. 2-1448, Shop Stewards and employees such time off with pay, as may be necessary for the handling of grievances and for the transaction of Union business with the Company, providing this privilege is used with discretion.

C. A Shop Steward or President of Local No. 2-1448 shall not absent themselves from his or her place of work to visit other parts of the plant or department without permission of his or her Supervisor or Superintendent, any reasonable request shall be granted by the Supervisor or Superintendent.

      The President of Local No. 2-1448 or any Union official shall, upon entering a department, report to the Supervisor or Superintendent of the department of his or her representative and advise him or her of his or her business.

D. Supervisors will confer with the Shop Steward on problems arising within a department in an endeavor to resolve such problems, to the extent of their ability.

E.    Grievances are to be handled according to the following steps:

      1. The employee and Shop Steward shall refer any complaint to the proper Supervisor and if at the end of twenty-four (24) hours, the employee receives no satisfaction he or she shall file a formal written grievance. Such formal grievance must be filed with the Company no later than five (5) working days after the cause for such complaint has occurred.

      2. If the grievance is not resolved at the end of five (5) working days after the same is filed with the Company the Union Grievance Committee shall meet with the Department Head involved to effect a resolution of the grievance. The immediate Supervisor may be designated to attend this meeting as desired by the Department Head.

      3. If the grievance is not settled at the end of the three (3) working days from the meeting referred to in Step #2, the Human Resources Manager and Department Head shall meet with the Union Grievance Committee.

      4. If the grievance is not settled in Step #3, the Plant Manager and Employee Relations manager shall meet with the Union Grievance Committee and the representative of the International Union within one
          (1) week or as soon as possible.

      5. If the grievance is not settled as outlined in Step #4, the matter shall be submitted to the Union body at their next regularly scheduled monthly meeting for their decision as to whether the question is to be submitted to arbitration as hereinafter described. Such decision by the Union body must be relayed to the Company no later than five (5) days from the time the decision has been made. Then at the discretion of either party to the Labor Agreement, the grievance may be submitted for arbitration..

      6. Arbitration shall be conducted by a sole arbitrator who shall be selected by both parties to the Labor Agreement under the then current Voluntary Labor Arbitration rules of the American Arbitration Association. All necessary expenses of the sole arbitrator shall be shared equally by the Company and the Union. The arbitrators decision shall be final and binding upon both parties.

      7. Both parties may reject the first panel of arbitrators and request a second panel within ten (10) days after receipt of the first panel. Each party may strike one (1) name from the second panel until the arbitrator is chosen; this procedure must be accomplished within fifteen (15) working days. The arbitrator shall render his decision within a forty-five (45) day period from the date of the hearing. It is mutually agreed that there shall be no extension of the time limits in this procedure.

      8. The arbitrator must render a decision within the scope and terms of this Agreement and only on interpretation and application of the provisions herein.

      9. It is understood that only two (2) issues may be arbitrated on a given day by a given arbitrator.

F. The Company will endeavor to cooperate with the Union in granting reasonable requests for time off without pay, for Union business providing this privilege is used with discretion.

G. Employees serving on the Grievance Committee and Safety Committee shall be paid their regular rate of pay for all time spent in conference with the Company.

H. The time limits in the steps listed above are understood to be with the exclusion of Saturdays, Sundays, Holidays, and non-operating days.

I. It is understood that the Grievance and Negotiating Committees shall be composed of not more than seven (7) bargaining unit employees.


                                   SECTION 16
                            PERMISSION TO ENTER PLANT

A. The duly authorized officers of the Union shall be permitted to enter the Company's premises for the purpose of adjusting complaints or ascertaining whether this Agreement is being performed, provided however, that they shall in no way interfere with the continuation of the Companys' business; and provided that such authorized representative of the Union shall, before seeking admission to any part of the Company's premises, first report to the office of the Company for permission.

B. Employees not on duty who have not been called for work shall also report to the Company office before seeking admission to the Company's plant.


                                   SECTION 17
                                   SICK LEAVE

A. Any employee who shall become ill, excluding Occupational Sickness or Accident, and whose claim of illness is supported by satisfactory evidence, shall be granted sick leave of absence automatically up to a period of nine (9) months without pay. Such leave of absence may be extended by mutual agreement between the Company and the Union and seniority shall accumulate during the leave.

B. Maternity leaves shall be subject to the same limitations outlined for sick leave.

C. It is understood that the absences referred to in the forgoing will be based on acceptable medical certification as submitted to the Company by the attending physician..

         PLAINWELL TISSUE CONSUMER PRODUCTS DIVISION OF PLAINWELL, INC.

                                HOURLY EMPLOYEES

                           SICKNESS AND ACCIDENT PLAN


                          EFFECTIVE SEPTEMBER 17, 1999


                                  INTRODUCTION

This document sets forth the Plainwell Tissue - Consumer Products Division of Plainwell, Inc. Sickness and Accident Plan for Hourly Employees (the "Plan"). The Plan generally provides partial income replacement for certain disabilities lasting 28 weeks or less, pursuant to the collective bargaining agreement between Plainwell, Inc. and Paper Allied-Industrial, Chemical & Energy Workers - Local 2-1448. No medical evidence is required for eligibility under the Plan. Medical evidence is required to establish Disability and additional medical evidence may be necessary to continue to receive benefits.

Throughout this document you will find terms that begin with a capital letter. These terms are defined in the "Definitions" section, which appears at the end of the document.

This Plan is self-insured. In other words, benefits are paid out of the assets of Plainwell Tissue - Consumer Products Division of Plainwell Inc. Plainwell Tissue has retained a third party administrator to perform certain functions under the Plan. Since the Plan is now self-insured, it is no longer subject to ERISA.

                          SHORT TERM DISABILTY BENEFITS

If, while you are covered under this Plan, you become Disabled due to Accidental Injury or Sickness, you will receive during your period of Disability the amounts stated in the collective bargaining agreement.


Benefits will begin as follows:

        Disability due to Accidental Injury................1st day of Disability
        Disability due to Sickness.........................4th day of Disability
                                                           or on the
                                                           first day of Hospital
                                                           Admittance or the day
                                                           of outpatient surgery
                                                           performed by a
                                                           Physician, whichever
                                                           is earlier.


Benefits will be paid until the earliest of:

      (a) the day you are no longer Disabled;
      (b) the day you die;
      (c) the day you fail to provide satisfactory proof of continuous Disability; as set forth in this section.
      (d) the day you fail to provide (if requested) additional medical evidence of your disability as set forth in this section.


Benefits are paid weekly for a maximum of 28 weeks for each incident of Accidental Injury or Sickness. If you return to active employment after a period of Disability, any subsequent Disability is considered a new Accidental Injury or Sickness if the period between the end of one Disability and the onset of another period of Disability is at least two weeks. If the period is less than two weeks, you will, nevertheless, be considered to have a new Disability if the second accidental Injury or Sickness is due to causes entirely unrelated to the causes of the first Accidental Injury.


                              EMPLOYEE ELIGIBIILTY

You become covered under this Plan on the first day of the calendar month following 120 days of continuous full-time employment with Plainwell Tissue, if
(a) you are a full-time hourly employee of Plainwell Tissue on that date, and
(b) you are actively employed on that date. Employees who are on the call list of Plainwell Tissue are considered to be actively employed for purposes of this Plan.

You are not covered under this Plan if you are a seasonal or temporary employee.

If you stop active employment, you will no longer be covered. However, coverage will continue during the first nine months of temporary layoff or approved leave of absence (if you were covered when the layoff or leave of absence began). If you were previously covered and you return to active employment as a full-time hourly employee of Plainwell Tissue, you will become covered immediately.


WHEN YOUR COVERAGE ENDS

Your coverage will end at midnight on the day you cease to be a full-time hourly employee of Plainwell Tissue.

GENERAL EXCLUSIONS

You will not receive benefits for a Disability:

(a) during which you are not under the regular care and attendance of a Physician providing appropriate treatment in accordance with the Accidental Injury or Sickness that caused the Disability;

(b)   that results from an intentionally self-inflicted injury.

(c) that results from an occupational sickness or injury, unless you are not covered by a worker's compensation law.


                               CLAIMS FOR BENEFITS


The Plan is administered by Plainwell Tissue - Consumer Products Division of Plainwell, Inc. Plainwell Tissue has retained a third party administrator to perform certain functions. Plainwell Tissue may change the third party administrator at any time but not the following procedure except as agreed upon by Plainwell and the Union. Following is the procedure for making claims for benefits.

          - You must submit a written claim for benefits to the Human Resources Department and provide a signed authorization granting Plainwell the right to withhold any over-payments made to you under this Plan. The claim shall contain the following:

              1. A description of the disability.

              2. A detailed medical evaluation by your Physician stating that you are unable to perform your job, the date the disability commenced and, if possible, the date you are expected to return to work.

          - Your claim will be telefaxed by the Human Resource Department to the third party administrator immediately if the claim meets the above requirements with directions to initiate payments.

          - The third party administrator will review the claim to determine whether you are Disabled under the Plan.

          - If the third party administrator requires additional information or initially denies your claim, in whole or in part, or the continuation of benefits, the third party administrator shall give you written notice of the additional requested information or the denial or discontinuation through the Human Resource Department setting forth:

              (a) the specific reasons for the denial or discontinuation;

              (b) specific reference to the pertinent Plan provisions on which the denial or discontinuation is based;

              (c) a description of any additional information necessary for the claimant to perfect the claim or discontinuation, including additional medical evidence, and an explanation of why such information is necessary, and

              (d) appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review.


          - If you do not provide the additional information requested within 30 days from the date of receipt of the written request for additional information, your payments will be discontinued unless you request an examination by an independent physician located in the Scranton/Wilkes-Barre area, agreed to by you and the Human Resource Department at Plainwell's expense to determine if you are Disabled. Payments shall continue until such physician renders an opinion as to Disability, which opinion shall be binding as to the issue of Disability and the duration of Disability. If any payments were paid to you for any period or periods when you were deemed not to be Disabled by the independent physician, such payments shall be repaid to the Company by you.

          - If you elect not to request an independent physician's examination, you or your authorized representative may petition the third party administrator, in writing, through the Human Resource Department for a review of the denial or discontinuation. You and your representative may review pertinent documents and submit your position to the third party administrator through the Human Resource Department. The third party administrator shall review its decision and communicate in writing its decision through the Human Resource Department to you setting forth the reasons for the decision within 30 days of your petition. You may appeal such decision to Plainwell Pennsylvania Human Resource Manager within 15 days after receipt of the decision who shall then review the decision after conferring with you and your representative, if desired, and shall render a final decision within 15 days from the date of the receipt of the appeal.

                            FAMILY AND MEDICAL LEAVE

Your absence from employment due to Disability will likely also be considered an absence under the Family and Medical Leave Act of 1993 ("FMLA"). If you are absent from work due to Disability, you will receive information regarding your rights under FMLA.

                                   DEFINITIONS

When used in this Plan:

ACCIDENTAL INJURY means an accidental bodily injury that requires treatment by a Physician.

HOSPITAL ADMISSION means admittance at an accredited hospital, including admittance for outpatient surgery but does not include routine emergency room care.

PLAN means the Plainwell Tissue Consumer Products Division of Plainwell, Inc. Hourly Employees Sickness and Accident Plan in this section.

PHYSICIAN means any of the following licensed practitioners:

          (a) a doctor of medicine (MD), osteopathy (DO), podiatry (DPM), or Chiropractic (DC);

          (b) licensed doctoral clinical psychologist; or

          (c) where required by law, any other licensed practitioner who is acting within the scope of his/her license.

REGULAR CARE means you visit a Physician as frequently as is medically required, according to standard medical practice, to effectively manage and treat your condition that caused your Disability. You must be receiving appropriate treatment and care by a Physician whose specialty or experience is appropriate for your condition.

SICKNESS means a disease, disorder or condition, including pregnancy, which requires treatment by a Physician.

DISABILITY means you are continuously unable to perform all your job duties because of sickness or accidental injury.






                                   SECTION 18
                                INDUSTRIAL LEAVE

A. It is agreed that Workers' Compensation benefits will be paid beginning on the fourth (4th) day of absence due to an industrial injury. The first three (3) days will be paid providing such absence is of more than seven
      (7) days in duration. It is further agreed that if such absence is of fourteen (14) days or more in duration, the affected employee will sign over to the Company those compensation benefits which would be paid by the Worker's Compensation insurance carrier covering the first (1st) week of compensable absence.

1. It is understood that the absences referred to in the foregoing will be based on acceptable medical certification as submitted to the Company by the attending physician.

2. The Company will keep the normal Company paid benefits in force for up to twelve (12) months following the date of disability for employees eligible and receiving Worker's Compensation benefits.

B. When it becomes necessary for an industrial injured employee to undergo follow-up Treatment or therapy by the attending physician or therapist during scheduled work hours, such employee will be compensated for work time lost up to a maximum of eight (8) hours or twelve (12) hours per day. The employee must schedule such appointments before or after working hours if possible, however the Company will verify such appointments and schedule the time before or after working hours whenever possible.

C. Any industrially injured employee returning to work and unable to perform their regular duties must be able to assume the duties within thirty (30) days, of a job on which a bid has been submitted.

D. The Ransom, and Pittston Township Light Duty program is designed for employees who suffer an injury or illness on the job. Employment is provided for an employee who has suffered a lost time incident or maintained for an employee who has not suffered a lost time incident, by matching an employee's medical restrictions with existing work needs in the operation as follows:

      1.  Medical restriction will be determined by a physician

      2. For maintaining employment for an employee who has not suffered a lost time incident, a meeting will be held with the employee, a Union Official and a Company Official. For returning employees to work following a lost time incident, a meeting will be held with the employee, the available Union Committee, Safety Supervisor, and Department Manager or Superintendent. The employee's medical restrictions will be reviewed to ensure that no employee is assigned work that is in conflict with the medical restrictions. The employees will be informed of their work hours, work responsibilities and related issues (i.e., time clock procedures) at this meeting.

      3. Employees working under this program will stay in the department where injured. If work is not available in an employee's department, the employee may be assigned to another department. Employee's assigned light duty to his or her regular bid job will be carried as an extra.

    4. Employees working under this program should rotate with their shift in both 8 hour and 12 hour crewing applications. They should keep the highest rate of pay. Employees who are able to make the Saturday or Sunday schedule will be brought in. Employees on-call under this program will be contacted for the day.


                                   SECTION 19
                                  GENERAL LEAVE

A. An employee who has a legitimate reason and requests time off by giving a minimum of five (5) days advance notice in writing to the Company, will be granted the time off provided qualified replacements are available to perform his or her job.

B. The Company recognizes that occasional emergency or unpredictable situations arise in which employees require additional time off. As an hourly employee you may request an unpaid leave of absence (typically not to exceed thirty
    (30) days). This type of leave of absence will be evaluated and granted at the discretion of the department/plant manager based on:

    1. Management's determination of whether the reason given for the request is legitimate.

    2.   The economic impact that would result if a leave was granted.

    3. The conditions which lead up to the request are out of the individual's control.

    4. Where Federal and State laws mandate the Company to grant the time off (example: Family & Medical Leave Act...FMLA). This type of leave is intended to be taken after all accrued vacation time is exhausted and employees will be required to pay their employee benefit plan premium costs during the leave of absence.

Employees who desire to apply for this type of leave of absence should do so in writing at least five (5) days in advance of the first day requested off.

Exceptions to the above under FMLA are: (1) eligibility; (2) employee must ordinarily provide 30 days advance notice when the leave is "foreseeable"; (3) all paid leave applications shall be applied (substituted) to the leave request;
(4) for the duration of the FMLA leave, the Company will maintain the employee's health coverage; and (5) the FMLA leave will not result in the loss of any employment benefit that accrued prior to the start of the employee's leave.

                                   SECTION 20
                           HEALTH AND WELFARE BENEFITS

A(1). All costs in connection with the Blue Cross./Blue Shield Hospital, Surgical, and Major Medical Plans, Life Insurance, Dental Insurance, and Sickness and Accident Benefits, within the limitations of the policies and plans shall be borne by the Company.

Employees on the payroll may select one of the two options listed below:

OPTION #1

Employees may elect to be covered under the Blue Cross/Blue Shield Comprehensive Medical Plan with the understanding that such Plan will be provided at no premium cost to the employee. Once an employee elects to take the Comprehensive Medical Plan, such employee will not be allowed to return to the existing Medical Plan.

OPTION #2

Employees may elect to be covered under the existing Blue Cross/Blue Shield Major Medical Plan with the understanding that such employees will contribute fifty percent (50%) of any future increases in premium over that being paid by the Company. If premiums decrease in the future, employee contributions will be reduced by fifty percent (50%) of the decrease.

Increases or decreases in the premium will be certified in writing by Blue Cross/Blue Shield. Copies of these certifications will be given to the Union and affected employees.

Employee contributions will be made through four (4) equal weekly payroll deductions each month.

Employees may, on the 1st of any month, decide to elect Option #1.

         2. It is mutually agreed that the group insurance program is to be utilized only as intended and that both parties will actively engage in combating any abuse thereof. Employees must have 120 calendar days of service prior to being eligible for the above group insurance coverage.

B. Any employee hired on or after December 4, 1995 and who subsequently becomes eligible for medical benefits may elect either Option #1 or Option #2.

C. The Company's portion of a laid off employee's health and welfare benefits will be paid by the Company for a period of twelve (12) months following the month in which she/he is laid off. Following this, COBRA would apply.

D. Health and Welfare benefits are as described in the plan booklets and endorsements.

         1.   Effective September 17, 1999:
                   a.   Life and Accidental Death and Dismemberment     $23,000
                   b.   Weekly Sickness and Accident Benefit            $   294
                        (28 week maximum)

                        28 weeks.

         2.   Effective September 17, 2000:
                   a.   Life and Accidental Death and Dismemberment      $23,500
                   b.   Weekly Sickness and Accident Benefit             $   308
                        (28 week maximum)

         3.   Effective September 17, 2001:
                   a.   Life and Accidental Death and Dismemberment      $24,000
                   b.   Weekly Sickness and Accident Benefit             $   322
                        (28 week maximum)

         4.   Effective September 17, 2002:
                   a.   Life and Accidental Death and Dismemberment      $24,500
                   b.   Weekly Sickness and Accident Benefit             $   336
                        (28 week maximum)

         5.   Effective September 17, 2003:
                   a.   Life and Accidental Death and Dismemberment      $25,000
                   b.   Weekly Sickness and Accident Benefit             $   350
                        (28 week maximum)


E.   A United Concordia Dental Program is provided as follows:

         1. Basic plan plus prosthetic rider for employees and dependents with Basic Plan reimbursement at 80/20 and prosthetic reimbursement at 80%. Reimbursements will be limited to $1,000.00 maximum per individual per year. Employees must have six (6) months or more of service prior to being eligible for Dental Program coverage.

         2.   Oral surgery at 80/20 Co-Insurance.

         3. Orthodontic coverage at 50% for the charge to the maximum of $800.00 per lifetime for children under age 19.

         4.   Periodontal coverage at 80/20 Co-Insurance.

F. Penn Vision II Option 2 coverage will remain in effect for the duration of the agreement..

G. Blue Cross/Blue Shield of Northeastern Pennsylvania will be maintained as the group health and United Concordia as the dental carrier for the duration of this agreement unless the Company and the Union mutually agree to change to a provider that offers the same or better coverage.

                                   SECTION 21
                                  FUNERAL LEAVE

A. In the event of a death of an employee's immediate family, i.e., mother or father, husband or wife, brother or sister, son or daughter, mother-in-law or father-in-law, brother-in-law or sister-in-law, grandchildren, grandparents, son-in-law, or daughter-in-law, employees shall receive immediately following such death and upon request a maximum of four (4) consecutive days funeral leave. During this four (4) consecutive day funeral leave employee's will be paid their regular rate of pay. Employees must work at least one (1) day during the week in which the death occurs to be eligible for death leave, except where serious illness of an employee, not on sick leave, or serious illness or death in the employee's family precludes such employee from reporting on his or her scheduled job.

B. Death Leave will be paid at the rate of time and one-half (1-1/2) for Saturday and double time for Sunday to those employees, who, ordinarily would have been scheduled to work such days.

C. It is understood that employee are not to receive death leave pay if they elect to work in lieu of time off. Employees must provide proof of death when so requested by the Company.



                                   SECTION 22
                                    JURY DUTY

A. The Company Agrees to pay the difference between the employee's regular rate of pay and jury duty pay, based on acceptable proof, to any scheduled employee who is called to serve on jury duty.


                                   SECTION 23
                                  MISCELLANEOUS

A. Labor-Management Meetings: It is agreed that there will be a Labor/Management Good Will Meeting once a month. These meetings will be held on a day mutually agreed upon.

B. It is agreed that there will be a joint Labor/Management Safety Committee which will meet once a month.

C. Bid Notices and Award Notices: The Company agrees to furnish the President of Ransom and Pittston Township Local No. 2-1448 with copies of bid notices and bid award notices. A Union Officer will be notified of discharge cases as soon as practicable. The Union will be furnished a copy of all current bargaining unit jobs.

D.  Union Negotiating Committee:

    The Company agrees to pay the Union Negotiating Committee eight (8) hours pay per day at their straight time hourly rate for each day, including Saturdays, Sundays, and Holidays, of Labor Agreement negotiations up to a maximum one hundred twelve (112) hours of pay.

E. There shall be no discrimination against any bargaining unit employee on account of race, color, religion, sex, age, disability, national origin, or veteran status. Any provision of this Agreement or practice or custom to the contrary shall be null and void.

F. Whenever the male pronoun is used in this contract, it may include the female pronoun if appropriate thereto; and whenever the singular is used it may include the plural if appropriate thereto.

G. The Company will continue its present practice regarding major construction, major work repair, and installation of equipment. It is the Company's desire and intention to award as much maintenance work as possible to Local 2-1448, P.A.C.E International Union. It is agreed that no maintenance work normally performed by Maintenance Department employees after the ratification of this contract (and resulting maintenance position reductions) will be done within the plant by outside contracting services until all factors (below) have been carefully considered (including but not limited to). It is recognized by the Union and the Company that during time of peak work loads, beyond the capabilities of normal size maintenance crew to absorb, it may be necessary to supplement the maintenance effort with outside contractors or other source of labor as dictated by the circumstances and economics of the situation.

    1. Time availability of required skills and personnel within appropriate department.

    2.   The timely availability of necessary tools and equipment.

    3.   The time limits within which the work must be completed.

    4.   Availability of related services

    5.   The continuity of plant operations while the work is being performed.

    6.   Pertinent cost factors.

The above understandings supersede all supplemental agreements, position statements, prior understandings either written or oral, grievance answers, arbitration awards, or any other source related to the contracting out of work.

H. Shift changes will be permitted within reason providing the privilege is not abused and with such shift changes to be confined between employees on the same production unit and of the same job classification. A shift change request of an entry level employee who is being trained on a higher classification will only be permitted with another entry level employee who is also being trained on the same higher classified job. The Company will make a good faith effort to grant shift trades.

I. The Company will furnish specialist tools as required and will reimburse employees for tools broken on the job. Basic operating tools will be supplied by equipment operators. Basic operating tools include adjustable wrenches, screwdrivers, and drive socket set (1/2" or 3/8"). Maintenance is required to possess a basic tool set consisting of: set of combination wrenches (1/4" to 1-1/4"), allen wrenches, ball peen hammer, screwdrivers, assorted pliers, 8" and 14" pipe wrenches, punches and chisels, combination steel square and centering head, feeler gauges, 6" and 2' levels, and 1/2" and 3/8" drive socket sets.

J. A Union Officer or Steward may attend a Labor/Management Counseling Meeting on their own time, if so requested by an hourly employee or employees. A Union Officer or Steward who is required to attend the meeting during their shift will be paid for time spent in the meeting.

K. The Company will provide glass enclosed bulletin boards for the posting of Union notices.

L. It is not the intent of the Company to deprive bargaining unit employees of wages by having supervisors perform work usually done by bargaining unit employees. No supervisors will perform bargaining unit work except that which is necessary in instructing employees in the operation of the work or in case of emergencies.

M. Air conditioning and smoke eaters will be provided in the existing cafeteria facilities.

N. A copy of the Supervisor's Industrial Accident report will be distributed to a Union representative during the monthly Safety Meeting.

O. Break areas, vending machine areas, and rest room facilities will remain open at all times.

P.  Fans will be provided on all production units.

Q. Labor/Management meetings will be scheduled within the time required for the Agenda.

R. Employees covered by this Labor Agreement will not be sent to outside warehouses not covered by this Agreement.

S. The Company may hire full time college students as summer temporary help. These employees will be covered by this Agreement except the provisions of
    Article 10 - Seniority will not apply. Their employment will being no earlier than May 1st, and will terminate no later than September 15th of each year unless the Company and the Union mutually agree to an extension.

T. In the event that the parties have not identified all "4-crewing" language references in the Labor Agreement, it is understood that those "missed" applications would be changed to the "12-hour shift schedule" reference if needed.

                                   SECTION 24
                               MAINTENANCE PROGRAM

A. Only employees in the following Maintenance crews are subject to the provisions of this Maintenance program: Mechanics, and Electricians. The title "Maintenance" or the term "Maintenance Crew" will include Mechanics and Electrical classifications.

    1. If a maintenance employee at any level of one trade (either mechanical or electrical) begins training in the other trade, his or her department seniority will become the date the training begins and will revert to the date held previously when the Journeyperson level in the new trade is achieved.

    2. When a permanent vacancy in either work location (CDC or Plant 1) occurs, maintenance employees in the affected work location will be polled by department seniority to fill the opening. Subsequent openings following the initial vacancy in question will be filled by polling the affected work location maintenance employees. In the event that the final vacancy in this sequence is not filled, employees from the other work location will be polled by department seniority. In the event that the vacancy is not filled, paragraph G will be applied.

    3. Vacation relief, sick leave, and industrial leave for shift maintenance employees will be handled by polling employees at the affected work location (CDC or Plant 1) by department seniority and qualifications to cover the open shift. If there a no volunteers the junior qualified employee at the work location where the vacancy occurred will be required to fill the vacancy. If no junior qualified employees at the affected work location are available, the junior qualified employee at the other work location will be required to fill the vacancy.

    4. In the case of emergencies, the available qualified employee may be transferred from one Department to the other to assist with the emergency.

B.  The following are the grades of Maintenance employees and helpers:

    Journey Maintenance
    Intermediate Maintenance "A"
    Intermediate Maintenance
    Junior Maintenance
    Maintenance Helper

    A Journey Maintenance employee is one who is a finished Mechanic, or Electrician and has the necessary tools required. In general, in the case of Ransom Maintenance, he or she is a man or woman who could qualify as a Journey Worker in any Industrial Job Shop. In the case of CDC Maintenance, he or she is a man or woman who could qualify as a Converting Journeyperson in a recognized tissue industry converting facility. He or she must be able to execute the necessary work without direct supervision from his or her supervisor.

C. The Company will select the Maintenance Helpers on its Maintenance crew through a testing procedure administered by the State Bureau of Employment Security for Mechanical Aptitude. Each person selected for the maintenance crew shall indicate his or her desire to become Journey Maintenance and shall indicate his or her desire in writing, on a from provided by the Company as soon as he or she has completed his or her probationary period, to start taking courses or other schooling approved by the Company to acquire such mathematical knowledge, blueprint reading ability and other related subjects as are required to reach Journey Maintenance status. Upon enrollment in such courses or schooling, the Company shall re-imburse the employee 50% for the cost of such courses or schooling with additional 50% to be paid upon completion and passing of said courses or schooling.

D. An applicant transferred to the job of Maintenance Helper, who has temporarily worked with the Maintenance crew for continuous periods of two
    (2) or more forty (40) hour weeks, will be credited with all such periods up to the total time requirement for promotion to Junior Maintenance. During the first three (3) months after an applicant has been regularly assigned to a Maintenance Helper's job, he or she will be classified as probationary on that crew and he or she can be removed from the crew at any time during the period. Prior to removal from the crew of any such probationary Maintenance Helper because of his or her performance, management will notify the Union standing committee of the intended action and the justification thereof. If the standing committee considers the proposed removal unjustified, it may take the matter up with the Engineering and Maintenance Management, whose decision shall be subject to the Grievance Procedure. If such applicant transferred to the Maintenance Crew from another department in the plant, he or she will retain his or her seniority in the department from which he or she transferred for a period of ninety (90) days and will be returned to the job from which he or she transferred if removed from the crew. During the probationary period, Management will determine as quickly as practical whether or not the applicant has the aptitude and other characteristics necessary to become Journey Maintenance. Unless a Maintenance Helper has earlier been removed from the crew, prior to the expiration of the first ninety (90) days after he or she has been regularly assigned as a Maintenance Helper, the Company will review with him or her their progress to date.

E. An employee's skill and knowledge will be determined through an objective and measurable format before promotion to the next level as outlined below.

    1. An applicant selected by the Company to enter the Maintenance program will be placed, when a vacancy exists, on the Maintenance Helper's job for a period of nine (9) months elapsed time or 1,350 worked hours, whichever is longer; and at the end of the period, will be automatically promoted to Junior Maintenance.

    2. A Junior Maintenance employee shall spend a period of nine (9) months elapsed time or 1,350 worked hours whichever is longer, at which time he or she shall then be promoted to Intermediate Maintenance.

    3. Upon completion of one (1) year elapsed time or 1,800 worked hours, whichever is longer, as Intermediate Maintenance, he or she will be promoted to Journey Maintenance "A".

    4. Upon completion of one (1) year or 1,800 worked hours, whichever is longer, as Intermediate Maintenance "A", her or she will be promoted to Journeyperson.

F. The progress and qualifications of each Maintenance employee below the grade of Journey Maintenance will be periodically reviewed at intervals of not more than six (6) months. Records of the results of these reviews will be maintained and will be discussed with each employee at six (6) month intervals. If the employee so desires, he or she may have his or her progress report discussed with him or her. Whenever such a review of a Maintenance employee has been completed, the Company shall notify him or her in writing with a copy to the Local Union calling his or her attention to the completion of such review and his or right to request a discussion of it.

G. An open mechanical position in the "Maintenance Program" will be filled from within the organization, In the event that no one is interested in becoming a maintenance mechanic, the position will be filled from outside resources. An Open Electrical position in the "Maintenance Program" will be filled from outside resources. Before that step is taken, the Company will poll all plant employees to see if anyone has journey maintenance qualifications to fill an open electrical position.. If an employee has the desired qualifications, then they will be considered before the position is filled from outside resources.

H. For Ransom, management will adopt an organized plan as far as practical of rotating each employee below Journey Maintenance through different operating departments, including shift work under different Journey Maintenance employees, in order that he or she may gain the widest variety of experience in the work of his or her chosen trade. For CDC, Management will adopt an organized plan as far as practical of rotating each employee below Journey Maintenance through different operating systems, including shift work, and under different Journey Maintenance employees, in order that he or she may gain the widest variety of experience in the work of his or her chosen trade.

I. Employees in the classification of Journey Maintenance will be recognized for additional abilities or skills. The additional skills recognized for Ransom will be Basic Welding, Advanced Welding, Instrument Repair, Machinist, Accuray Certification, Pipefitter, PLC, Substation, and other future categories to be determined by the Company. The additional skills recognized for CDC will be Machinist, Basic Welding, Advanced Welding, PLC, Converting Maintenance, Converting Electrician, Building Maintenance, and other future categories to be determined by the Company. The number of employees to be utilized in each skill category shall be determined by the Company. A program will be developed by the Company describing requirements and qualifications which must be met before the selected Maintenance Department employees will be considered qualified in a given skill and therefore eligible to receive the established skill value adjustment. Distribution of additional skills will be handled in the following manner Each individual who possesses existing recognized skills beyond the journeyman level will choose their primary skill. As new skill categories are developed or existing skill categories expanded to include additional individuals, the interested individuals will be selected by seniority order among the journeyman maintenance employees possessing the least number of skills. Training will continue until all interested employees possess a primary skill. At that time, training will revert to the top of seniority order until all interested employees possess a secondary skill. This process shall be repeated based on the total number of existing skills and future skills to be determined by the Company.


    Employees will be considered eligible to receive the skill adjustment upon recommendation of the evaluation team composed of other journey people and maintenance supervision. Employees shall demonstrate to the team the necessary skill by performing work in the field utilizing the new skill.

    If transferred to a work assignment within the Pennslyvania operations where a skill(s) cannot be utilized, the Company shall suspend the skill adjustment after reviewing the matter with the evaluation team. Should the employee in question transfer to an area where the skill can be utilized and the Company, at the time of the transfer, requires additional employees with the skill(s) formerly suspended, the employee will be re-evaluated by the evaluation team. Where retaining is needed, the skill adjustment will be considered after the retraining and pending the evaluation team's recommendation.

    Training or classwork for skill qualifications shall be done on the employee(s) own time. The employee will be reimbursed for necessary tuition and books under the guidelines of the Plainwell Tissue Tuition Refund Program upon presenting evidence of satisfactory completion of the course.

         1. Based on the guidelines set forth in Paragraph I, 1., a skill adjustment of twenty cents ($0.20) per hour will be added to the Journey Maintenance classification for each skill in which the employee meets the required qualifications, with the exception of the Basic Welding Skill, which shall be ten cents ($0.10) per hour.

J. Nothing herein above shall be construed so as: (a) To oblige the employer to hire or retain any employee unless there is work for him or her, or (b) To mean that any right or obligation of either party to the Labor Agreement, established under the Agreement and not herein specifically amended, has been modified or revoked.



                                   SECTION 25
                               ABSENTEEISM POLICY

A. Attendance Incidence Definition: An attendance incident is any absence of one day or a combination of consecutive days. An instance of tardiness will consititute 1/2 of an attendance incident.

B. Absence Definition: Any time an employee is not at work or leaves work for any reason with the following exceptions: 1. Contract-provided leave or time off: Vacation, Holiday, Jury Duty, Military Leave, Funeral Leave, Absence for official union business, absence for Company paid business, and General Leave, Sick Leave and Industrial Leave. 2. Any approved absence.

C. Tardiness Definition: Arriving at work at the start of eight (8) minutes and up to and including four (4) hours late. Tardiness in excess of four (4) hours will be recorded as an absence.

D. Attendance Incident Problem Definition: Any employee who produces seven (7) incidences in a twelve (12) month moving period.

E.  Progressive Disciplinary Action Steps:

    1. At seven (7) attendance incidences, a formal documented verbal warning will be issued.
    2.   At eight (8) attendance incidences, a written warning will be issued.
    3. At nine (9) attendance incidences, a disciplinary layoff will be issued. All eight (8) hour shift personnel will receive a three scheduled workday suspension (24 scheduled work hours). All twelve (12) hour shift personnel will receive a two scheduled work day suspension (24 scheduled work hours). All suspensions will begin on the first scheduled work day of the second work week after the nine (9) incidences. No suspensions will be issued on either Sundays or holidays, In the event the employee receives ten (10) incidents before their suspension has been issued, discharge for cause will replace the suspension.
    4. At ten (10) attendance incidences, the employee will be discharged for cause. In these cases, the Human Resource Manager and the Plant Manager must be consulted before this action is taken in order to consider the employee's work and previous work record.

F. For every two calendar months, 58 to 61 days depending on the months involved of active employment (i.e., actively at work and not on A&S, Worker's Compensation, etc.) without incurring an attendance incident, one attendance incident will be removed from an employee's record of attendance incidences until his or her balance of incidences is back to zero.

                                   SECTION 26
                                   SCHEDULING

A. Plant senior employees within a department shall be scheduled in their own department.

B. Except where Section 10, Paragraph F-3 applies, employees who hold bids either permanent or temporary, shall work in their bid jobs so long as their plant seniority entitles them to work in their own department on a weekly schedule.

C. Except where Section 10, Paragraph F-3, applies, all employees shall, according to department seniority, rotate with their shift. The proper rotation is 7:00 a.m.-3:00 p.m. to 11:00 p.m.-7:00 a.m. to 3:00 p.m. - 11:00
    p.m. for eight hour shifts and 7:00 a.m. - 7:00 p.m. to 7:00 p.m.-7:00 a.m. for twelve hour shifts.

D. Relief and temporary bid holders who make the schedule shall fill available openings if it is economically feasible or plant operations require it.

E. Entry level and non-progressive positions shall be forfeit to employees who are entitled, by plant seniority, to work in their own department on the weekday schedule.

F. Converting employees who are not scheduled in the Converting Department shall be scheduled, by plant seniority, in the highest paying ($/week) weekly openings in other departments for which they are qualified.

G. Employees who based on their plant seniority, are not placed on the weekly schedule shall be assigned to the lay-off (call-off) list.

    Call List Procedures and Rules are listed as follows:
    1.   All calls made under this application will be made by management.
    2. Employees who, after being called to work under his application and fail to respond to a call for any reason during the call time schedule listed below, shall not be eligible for unemployment compensation benefits for the missed day(s) in question.
         a. All calls placed on weekdays and weekends shall be based on seniority, using the Call-List roster. Employees who cannot be called for the 7:00 a.m. to 3:00 p.m. shift (and 7:00 a.m. to 7:00 p.m. shift) are employees who work the previous shift. Note, these employees must be considered as part of the Call-List roster and contacted should a need arise for the 3:00 p.m. to 11:00 p.m., 11:00 p.m. to 7:00 a.m., or 7:00 p.m. to 7:00 a.m. shifts.
         b. All work calls, including rotation list calls, placed on weekday and weekends shall be based on the following Call Time Schedule:

              5:00 a.m. to 8:00 a.m. for shifts starting at 7:00 a.m. 1:00 p.m. to 4:00 p.m. for shifts starting at 3:00 p.m.,
                7:00 p.m.

                11:00 p.m.

              6:00 p.m. to midnight for shift starting at 7:00 p.m., 11:00 p.m.

              If additional employees are needed after the shift has stated it is permissible to call employees outside the Calling Time Schedule as long as the following rules are applied:

                   1) Regular Call List - The unavailable employees will be called during calling hours, if needed.
                   2) Rotation Lists - Senior employees in the desired department must be called first. Senior employees who were called outside the calling hours must be recalled during the above calling hours, if needed.

         c. All calls placed on weekdays and weekends shall be allowed to ring for approximately forty-five (45) seconds. If the phone is busy, management will wait approximately five (5) minutes before re-trying. All subsequent calls will be placed starting with the first employee whose phone was busy per the eligibility language in paragraph 2-a. Management will move to the next employees on the list. Management placing the call must sign the sheet, indicate the time that the call was placed, and list the employee as a "no answer" if the employee does not respond. If the employee calls back after the initial effort to contact him/her, the employee will be used if the position has not been filled.

    3. Employees on the Call List who cannot be reached or refuse to report when called during the call time schedule listed in 2-b will be subject to the Absenteeism Policy.
         a. Employees who cannot be reached for more than three (3) consecutive days will be sent a letter asking them if they wish to continue their employment. Employees failing to respond to the letter within five (5) calendar will be discharged.

H. In Converting, twelve-hour vacancies shall be filled before eight-hour vacancies.

I. Employees who have been assigned to a Converting twelve-hour operation shall remain on twelve hours so long as they make the Converting schedule.

J. Employees shall be assigned, by department seniority, to the same shift on Saturdays as they worked during the week.

K. Employees shall have until 9:00 a.m. on Wednesday to submit requests for Saturday off. The Company will post a list of all personnel requesting Saturday off indicating acceptance or denial by the Company of such request. This list will be posted on enclosed bulletin boards by the end of the day shift on Thursday. Employees may request a copy of their Request Off form from their Supervisor.

L. Once the weekly schedule is finalized and posted the Company will not move employees from job to job except in emergency situations where qualified replacements in key positions, are needed. This does not preclude the Company from shutting down equipment on a shift and utilizing those personnel according to the provisions of this agreement.

M. The Company agrees to post work schedules for all departments on the Wednesday preceding the work week, whenever possible by 3:00 p.m.

N. It is understood by both parties that the Company is to be permitted a leeway of not less than twenty-four (24) hours from the time work schedule errors are reported to the Company for correction of same.

O. The Company and the Union may mutually agree to add to or change these scheduling ground rules where permitted under the Labor Agreement.

P. In regard to vacation replacement vacancies being filled, the following will apply:
    1.   Regarding the Bath and Towel lines in the Converting Department, two
         (2) people from Bath and two (2) people form Towel lines will be allowed to be on vacation per week and will be replaced on the schedule.
    2.   Regarding the combined Napkin lines in the Converting Department, one
         (1) person will be allowed to be on vacation per week and will be placed on the schedule.
    3. In the Paper Machines, two (2) positions per shift will be granted vacation as follows:
         a.   No two from any one machine off at the same time.
         b.   Progression will be used to fill vacancies.
    4. In the Fiber Plant work group, one (1) person per shift will be granted vacation as follows:
         a. Progression will be used.
    5. Vacancies as a result of vacation-by-days may not be filled under the above, items 1-4.


                                   SECTION 27
                             CHANGE AND MODIFICATION

A. This Agreement shall be in effect September 17 1999, and shall remain in effect until and including September 16, 2004, and from year to year thereafter, unless terminated in accordance with provisions of Section 28 below.

B. If either party shall desire to change any provision this Agreement, it shall give written notice of such desire to the other party at least sixty
    (60) days in advance of any anniversary date.

C. The giving of notice provided in subsection B above shall constitute an obligation upon both parties to negotiate in good faith all the questions at issue, with the intent of reaching written agreement prior to the anniversary date.

D. Any provisions of this Labor Agreement which is contrary to law will be reviewed to conform to the legal requirements however, all other provisions of this Labor Agreement will remain in full force and effect.



                                   SECTION 28
                            TERMINATION OF AGREEMENT

A. At any time after the anniversary date, if no agreement on the questions at issue has been reached, either party may give written notice to the other party of intent to terminate the Agreement in not less than ten (10) days. All provisions of the Agreement shall remain in effect until the specified time has elapsed. During his period, attempts to reach an Agreement shall be continued.

B. If the parties have failed to resolve their differences before the specified time has elapsed, all obligations under this Agreement are automatically cancelled.

C. This Agreement shall be binding upon the parties, hereto, their successor, administrators, assigns and executors. In the event this operation or any part of it is sold, leased, assignment, receivership or bankruptcy proceedings, such operation shall continue to be subject to the terms of this Agreement so long as the operation remains substantially similar to that which is covered by this Agreement.



                                   SECTION 29
                               CHANGES IN WRITING

A. No changes of any provision of this Agreement shall be recognized or effective unless such change is in writing and signed by the parties to this Agreement.

B. All contract Agreements are to be incorporated in the Agreement. Any future Agreements made after the signing of the new Contract will be in written form and copies provided each bargaining unit employee at Company expense.

C. This Agreement and Appendixes 1,2,3,4,5,6 supercede all prior Agreements and understandings, oral or written, expressed or implied, and shall govern the entire relationship between the parties.


                                   APPENDIX 1
                                  COMPANY RULES

Violations of all General Plant Rules and Operational Rules listed below shall be managed under the following Progressive Discipline Schedule: (1) formal documented verbal warning; (2) written warning; (3) suspension; and, (4) discharge for cause; in these cases, the Labor-Management

Committee must be consulted before this action is taken in order to consider the facts, including the employee's overall record. This Progressive Discipline Schedule will operate under a one year moving period in regards to this Appendix.

GENERAL PLANT RULES:

1. Notices shall not be posted on Company property nor upon the official Bulletin Boards without the permission of Management.

2.  Loitering during working hours by employees shall not be permitted.

3. Members of employees' families, friends, and employees not on duty shall not enter in or upon the Company property without permission.

4. No employee shall peddle, solicit, or offer for sale any article in or upon the premises without permission from the Company.

OPERATIONAL RULES:  (Reporting to Work...Reporting Off work...etc.)

1. Employees must be in their working place ready for work at the starting hour, and will remain at their designated places until the regulated quitting time, unless properly relieved.

2. No employee shall leave his or her work except in the performance of his or her duties without first obtaining permission from the Supervisor, except in customary practices approved by Supervisors.

3. Employees shall make every reasonable effort to notify their Supervisor no later than four (4) hours preceding an intended absence from work for any reason. Supervisors must be notified at least sixteen (16) hours and in no case less than eight (8) hours before any employee will be permitted to return to work after an absence. Employees scheduled on the 3-11 shift must report in for work after an absence, no later than six (6) hours prior to the start of the shift.

4. If an employee becomes ill (not work related) while they are at work the following procedure will be followed:

    a. Supervisor or Plant Nurse may or may not communicate with the employee's family doctor.

    b. If the Supervisor, Plant Nurse or the family doctor feels it is necessary for the employee to be transported by ambulance one will be called.
    c. When the employee receives the ambulance bill they should submit it to their medical plan, currently Blue Cross and Blue Shield of Northeastern, PA.
    d. The employee should bring in proof of the unpaid balance for this ambulance bill to the Human Resources Department.
    e.   The Company will pay for the unpaid balance.

    The Company will use their discretion as to whether an employee should be transported by ambulance. If the Company decides it is necessary for the employee to be transported by ambulance and the employee refuses, a direct order will be issued. Failure to follow the direct order will lead to termination. This procedure is to be considered a guideline. It is the Company's discretion to modify the contents of this guideline when necessary.

5. Eating will not be tolerated except during lunch periods as specified in the contract, unless approved by the Supervisor. This does not apply to those working on a three (3) shift basis who do not have a specified lunch period.

IMMEDIATE DISCHARGE:  (General / Operational Rules continued)

1. Violations of the following rules shall be considered sufficient cause for dismissal:

    a. Use, possess, manufacture, distribute, dispense or receive alcohol, intoxicants or controlled substances (drugs...including prescription drugs) on Company premises (see Substance Abuse Policy).

    b. Bringing firearms in the Mill or on Company property, without permission from the Resident Manager.

    c.   Neglect of duty.

    d.   Refusal to obey orders or instructions from the Supervisor.

    e. Deliberate destruction or unauthorized removal or theft of Company's or employees' property or outside contractors equipment.

    f.   Disfigurement of Bulletin Boards and interference with Company Notices.

    g.   Disorderly or immoral conduct.

    h.   Dishonesty

    i.   Sleeping on duty.

    j.   Smoking on duty in prohibited areas.

    k. Stealing or removing from the plant any tools or materials belonging to the Company, except with written permission from the supervisor.

    l. Registering or tampering with another employee's timecard/clock, i.e., punching in/out for another employee(s).

    m. Leaving Company property during work hours without permission from Supervision.

2. It is understood that the Company reserves the right after due consultation with the Labor-Management Committee to alter or add to the Company Rules whenever the conduct of the Company's business so requires, providing that such alterations or additions are not in conflict with the other terms of the contract.

3. Any unfair application of these rules or penalties connected therewith will be subject to the Grievance Procedure.



                                   APPENDIX 2
                               SAFETY REGULATIONS

It will be the duty and responsibility of every employee, both hourly and salaried to observe and comply with the Safety Rules of Plainwell Tissue and in addition, to perform every duty assignments with due regard for his personal safety and that of his fellow employees.

These rules will be enforced by every supervisor. In addition, supervisors will prescribe and employees will observe other safety precautions and procedures made necessary by specific situations.

Careless workers are a menace to themselves and to their fellow workers. They cannot be retained by this Company.


1.  Good  housekeeping must be maintained at all times.
         a)   Aisles kept clear.
         b)   Materials and supplies properly stored.
         c)   Refuse and waste properly disposed of.
         d)   Non-hazardous spills cleaned up immediately.
         e)   Equipment and facilities kept clean and orderly.

2. Fire fighting equipment must be accessible at all times. This equipment will be used for fire fighting only.

3. Safety equipment, such as eye protection, safety hats, protective clothing will be worn.

4. No smoking allowed except in the following areas: Wet Ends No. 4 and No. 3 Paper Machines, Machine Shop, Mechanics Lunch Room, Designated Cafeteria and Boiler Room. Other areas to be stipulated by Bulletin Board notices if the occasion arises.

5. Open toed shoes, sandals, tennis shoes and other shoes that do not provide adequate footing and foot protection is prohibited. NO ONE IS TO WORK WITH LOOSE CLOTHING. Shirt tails must be tucked in at all times and if sleeves are rolled up they must be rolled above the elbow.

6.  Hair reaching the shoulders must be bound.

7. Personnel must exercise caution when moving about the mill. Running, except in case of emergency, is prohibited.

8. Throwing of items, playing practical jokes on fellow employees or other forms of horseplay will not be tolerated.

9. All transport vehicles will be operated with full consideration for the safety of the operator and that of other drivers and pedestrians as well.

10. No one is allowed to ride on a transport other than the operator of the vehicle.

11. Employees are forbidden to use compressed air to clean clothing and for any other purpose other than in the performance of their work.

12. Employees will not operate machines which are not part of their work and to which they are not assigned.

13. Employees will avoid standing or passing under suspended loads (hoists, parent rolls, fork trucks, etc.)

14. An employee must have all guards to place while operating any machinery or equipment.

15. Tools, personal safety equipment, and other equipment will be kept in good, serviceable condition. They will be inspected and checked frequently and replacement or repairs made as necessary.

16. All personnel coming in contact with hazardous chemicals will familiarize themselves with the necessary safety precautions and handle all chemicals according to authorized procedures. Material Safety Data Sheets on all chemical used in the plant are maintained in the hallway at the employee entrance at CDC and in the front office at Ransom.

17. Rules pertaining to lock out procedures must be followed by all personnel.

18. Unauthorized employees must not adjust or repair electrical equipment.

19. All warning signs, bulletins, and tags are for your protection, and will be obeyed.

20. Proper lifting procedures will be followed when handling any materials or equipment, lift with the legs, keeping the back straight.

21. Unauthorized personnel must not enter posted restricted areas.

22. Report unsafe conditions to your supervisor IMMEDIATELY.

23. Every accident is to be reported to your supervisor where personal injury is involved during working hours.

24. General Safety Rules are intended to cover the major kinds of work in your department, but are not necessarily complete for every occupation. Therefore, supervisors are expected to prescribe and employees to observe additional safety procedures and precautions as required.

25. Do not oil, clean or adjust machinery in an unsafe manner.

26. If an employee's full rim glasses are broken or damaged as a result of a witnessed on the job accident, not involving horseplay, replacement of the broken parts will be paid by the company. Lenses will not be paid for if the prescription is changed.

27. Never start machinery, operate valves, or change electric switches until you know by personal investigation that it is safe.

28. Confined spaces will be entered only under Confined Space OSHA regulations.










                                   APPENDIX 3
                               LETTER OF AGREEMENT
                                     BETWEEN
               PAPER, ALLIED-INDUSTRIAL, CHEMICAL & ENERGY WORKERS
                                  LOCAL 2-1448
                                       AND
                                PLAINWELL TISSUE
                                   CONCERNING

                       THE AMERICANS WITH DISABILITIES ACT

The Company and the Union agree to meet and discuss actual or potential accommodations that may be required by the implementation of the Americans with Disabilities Act. The purpose of these meetings will be to come to some agreement when reasonable accommodations that may violate parts of this agreement may have to be made to comply with the Act.



                                   APPENDIX 4
                             SUBSTANCE ABUSE PROGRAM
                 (THIS PROGRAM IS SEPARATE FROM "SELF REFERRAL")

Policy:

The Union and Company jointly recognize alcoholism and drug abuse as illnesses which are treatable. It is also recognized that it is for the best interests of the employee, the Union, and the Company that these illnesses be treated and controlled under the existing collective bargaining contractual relationship.

Our concern is directed at alcoholism and drug problems which permit the employee to perform the job in an unsafe and inefficient manner and cause poor attendance and unsatisfactory performance on the job. Our sole objective is to help not harm. This program is designed for rehabilitation and not elimination of the employee.

Any employees who participates in this program will be entitled to all of the rights and benefits provided to other employees who are sick, in addition to specific services and assistance which this program may provide.

It shall be the responsibility of all employees in a supervisory position to comply with the Company's policy and to assure any employee with an alcohol or drug problem that a request for diagnosis or treatment will not jeopardize their job rights or job security and that confidential handing of the diagnosis and treatment of these problems is an absolute fact - not just an assertion.



This policy is written in the spirit of complying with the Drug-Free Act of 1988. The Act requires each Federal Contractor to certify that it will provide a drug-free workplace by fulfilling seven requirements. These requirements are the basic elements of the contractor's on-going responsibility to make good faith efforts to maintain a drug -free environment.. A key action under the Act requires the Company to establish a drug-free awareness program to inform employees about the dangers of workplace drug abuse. The Company's drug-free workplace policy, the availability of drug counseling, rehabilitation, and employee assistance programs, and the penalties that may be imposed for drug abuse violations.

Objectives:

1.   To comply with the Drug-Free Workplace Act of 1988.
2.   To protect the health and welfare and safety of all employees.
3.   To protect the Company's assets.
4.   To promote the highest levels of plant performance.
5. To rehabilitate employees through the application of the EAP program for present employees who have shown positive results from drug screens.
6. To provide due process, fair treatment, and respect for employees' privacy for all employees covered by this policy. This policy includes all employees at Plainwell Tissues' Ransom and Pittston Township Pennsylvania operations.
7. To promote the principle of shared responsibility in managing this matter.

Work Rules:

All employees must report to work in a physical condition that will enable them to perform their jobs in a safe and efficient manner. Employees shall not:

1.   Use, possess, manufacture, distribute, dispense or receive alcohol, intoxicants or controlled substances (drugs....including prescription drugs) on Company premises.

2. Report to work with any measurable amount of a controlled substance, intoxicant or illegal drug in their system.


Medication prescribed by a physician is an exception when the physician prescribing medication has released the individual to work while taking the prescribed medication. Abuse of prescribed drugs is a violation of this program.

Employees who violate the above work rules shall be subject to appropriate discipline up to and including discharge for cause. However, it is the primary intent for most infractions to encourage and assist employees in treatment and rehabilitation.


Testing for Cause:

1. Random drug/alcohol tests are strictly prohibited. Employees who are returned to work after completion of treatment but who remain under the terms of an aftercare program, shall be subject to unannounced follow-up tests. In keeping with the purposes and policies of the program, drug/alcohol screens are to be administered only when there is probable cause to believe that the employee is under the influence of or impaired by alcohol or drugs. Probable cause includes abnormal coordination, appearance, behavior, speech or odor. It can also include work performance and attendance problems

2. No drug/alcohol screen is to be performed until the supervisor's probable cause has been confirmed by another management representative. Note, the supervisor's effort should be properly documented, preferably in writing. The employee will be provided with an opportunity to explain his/her conduct. The supervisor will explain the employee's right to have a union representative or fellow employee present, if requested.

3. Failure to submit to a test required on one of the above basis will be grounds for discharge. Employees who feel that they have a legitimate grievance must still submit to the test and then file a grievance in accordance with the Labor Agreement. An employee may forego the test if the employee voluntarily consents to obtaining assistance and immediately enters into a written Referral Agreement. The Company will apply all medical/related treatment charges to the Company's Health & Welfare , Blue Cross/Blue Shield benefits package for an employee who elects to voluntarily consent.

4. An employee who has a confirmed positive test will be referred to the EAP. Employees referred to an EAP will have disciplinary action withheld pending satisfactory completion of the referral agreement requirements (which includes aftercare).
 .
5. An employee who has a confirmed positive test will only be provided with one (1) opportunity for rehabilitation under this Program. The Company will apply all medical/related treatment charges to the Company's Health & Welfare, Blue Cross/Blue Shield benefits package for employees who receive treatment after testing positive.


Testing Procedure:

1. The Company and the Union will select reputable facilities for base and confirmatory testing. The facility for confirmatory testing must meet all the standards set by Federal Health Agencies for laboratory performance and they must employ certified Medical Technologists and Technicians. The selection process includes following testing procedures that provide the most accurate test results, maintaining the most complete chain of custody and quality control procedures, insuring maximum confidentiality.

2. The employee will have the opportunity to have a reputable testing facility test the same sample submitted to the original test facility. Accepted chain of custody procedures must be followed and the test facility must meet all standards set by Federal Health Agencies for laboratory performance using certified Medical Technologists and Technicians. An employee may request the independent test by notifying the Resident Manager in writing within two calendar days after the day the employee is informed of the test results. The test result will be kept confidential and will be available only to a designated Company representative, a designated Union representative or a designated Legal representative.

     A. An employee who requests an independent sample test under Paragraph 2 (above) will be reimbursed for his/her expenses for the independent test if the test result is negative. Otherwise, an employee with a positive test result is responsible for the test expenses.

     B. An employee who, after requesting an independent test under paragraph 2 (above), receives a negative test result, will be paid for lost time from work.

3. Sample collection is to be accomplished in a manner compatible with employee dignity. It is technically feasible to verify that a sample has not been tampered with without subjecting the screened employee to a degrading experience.

4. Drawing blood sample to perform drug/alcohol screening for the purpose of this policy is prohibited.

5. Employees required to take a test will be placed on an unpaid leave of absence pending the receipt of the test results. Employees who test negative will be paid for time lost from work.

     a. Employees who test negative will be paid for lost time from work (per Paragraph 5) and 40 hours at their regular rate of pay for any repeat testing requests which produce negative test results.

6. Any employee who has a confirmed positive test will be referred to the Employee Assistance Program. This referral and any subsequent treatment, including aftercare, is a condition of continued employment. The state level for alcohol will be used to determine a positive test for alcohol.

7. None of the testing procedures are intended to be in violation of the law, and if they are, they shall be eliminated without interfering with other parts of this program.

8. An employee will have the right to use the grievance and arbitration system in the current Labor Agreement to challenge any aspect of the testing procedures.


Referral Agreement:

1. It is the intent of the Company and the Union to correct problems associated with drugs and alcohol. Therefore, an employee who voluntarily enters into treatment in lieu of a required test or has a positive result on a test will have disciplinary action withheld pending satisfactory completion of the Referral Agreement requirements.

2. The terms and conditions of each Referral Agreement will be put in writing and signed by the employee, the Union, and the Company. Each Referral Agreement will contain some basic core requirements, but will be designed giving consideration to the individual's circumstances. The disciplinary action will be abated for an employee who satisfactory completes the treatment program prescribed by his/her counselor and who meets the terms and conditions of the Referral Agreement.

3. An employee who fails to cooperate, abandons, or does not complete the treatment program prescribed by his/her counselor or who fails to live up to the terms and conditions of the Referral Agreement will receive the previously withheld discipline. However, before the disciplinary action is imposed, the Company and the Union representative will attempt to counsel the employee in completing the treatment program.

4. Whether an employee volunteers to participate in a treatment program or is required to participate as a condition of continued employment, that employee shall continue to be subject to the same rules, working conditions, and disciplinary procedures in effect for other employees, i.e., employees cannot escape discipline for future infractions by being enrolled in a treatment program. Employees will not be allowed to elect rehabilitation (i.e. voluntarily consents) in lieu of discipline more than one time.


Union Liability:

1. The parties agree that this program will not diminish he rights of individual employees under state and federal laws relating to drug testing.

2. The Company agrees to hold the Union harmless and agrees to pay the reasonable and normal expenses of an attorney for the Union in defending joint litigation arising from the implementation of this program.

General Provisions:

1. This policy does not apply to EAP self-referrals (which are covered under the Company's BC/BS Plan).













                             SUBSTANCE ABUSE PROGRAM

                                    Flowchart

                                 PROBABLE CAUSE



                                                            EMPLOYEE VOLUNTARILY
                                                            CONSENTS

                                         (Only one opportunity to elect this
                                         option under program)

                                         (Includes Referral Agreement)

                                         (Disciplinary Action withheld pending
                                         successful completion of Referral
                                         Agreement)

                                  TEST REQUIRED


  NEGATIVE TEST RESULTS  POSITIVE TEST RESULTS


 EMPLOYEE OPTION -2ND TEST


                      REFERRAL AGREEMENT (Employee provided with only one
                                         (1) opportunity for rehabilitation
                                         program)


                                       EAP


                                 REHABILITATION


                 (May include inpatient and/or outpatient care)


        (Unannounced follow up test(s) required during aftercare period-
                       as prescribed by the EAP Counselor)









                                   APPENDIX 5

                            DECLARATION OF PRINCIPLES
                                     BETWEEN
               PAPER, ALLIED-INDUSTRIAL, CHEMICAL & ENERGY WORKERS
                               INTERNATIONAL UNION
                                  LOCAL 2-1448
                              AND PLAINWELL TISSUE
                                   CONCERNING
                                    TEAM WORK

1. It is to the mutual interest of the employer and the employees to provide for the operation of the facilities under methods which will further to the fullest extent possible the economic welfare of the employees, the safety of the employees, economy of operation, quality and quantity of output, cleanliness of the facilities, and protection of property. It is agreed that the Company, the Union, and the employees will cooperate fully for the advancement of these conditions.

2. The entire facility(s) will operate utilizing the principles of cooperation and teamwork for safety and efficiency.

3. Each line of progression and/or non-progression department will work as an operating team which at times will be assisted by a maintenance team. The Company agrees that it is not their intention to make maintenance employees out of operators, or operators out of maintenance employees. This means, for example, that maintenance employees will assist production employees and production employees will assist maintenance employees within the limits of their skill and safe working practices throughout the operation. This also means that maintenance employees will assist maintenance employees of other trades and perform incidental work outside their trade and assigned job.

4. Each member of a team has primary responsibilities in his/her respective classification. However, they will also be responsible to assist any and all other team members when the need arises. Operations members in lines of progression will be expected to be able to perform the functions of the two
     (2) classifications above them in the operating line of progression. Team members may not select certain tasks within the team's areas of responsibility to the exclusion of other tasks. No team member has exclusive jurisdiction over any task. The supervisor may make task assignments in a manner considered by the supervisor to be the most efficient..

5. Recognizing that all teams are interdependent, cooperation/communication between teams is a part of the standard operating procedure.

6. Vacancies shall be filled only when supervision determines it is necessary to do so.

7. The Company and the Union recognize that using and developing the most efficient methods of operation enhances the competitive position of the operations and the security of all employees. With this in mind, the Company and Union agree to establish a Competitive Improvement Oversight Committee. The parties agree to focus the Committee's activities on improving the operation's ability to: (1) meet customer needs; (2) develop more efficient operations; (3) obtain and maintain a competitive edge; and (4) utilize the full potential of employees. Each party will select three (3) members to service on this Committee.


                                   APPENDIX 6
                             MEMORANDUM OF AGREEMENT
                                     BETWEEN
               PAPER, ALLIED-INDUSTRIAL, CHEMICAL & ENERGY WORKERS
                                  LOCAL 2-1448
                              AND PLAINWELL TISSUE
                                   CONCERNING
                                   401-K PLAN

All bargaining unit employees will be eligible to participate in the Company's 401-K plan. There will be no Company contributions. All rules and regulations in effect under the Company's 4-01-K Plan on April 1, 1996 shall be followed by all plan participants.






















PLAINWELL TISSUE
CONSUMER PRODUCTS DIVISION

RANSOM AND PITTSTON TOWNSHIP PLANTS

FOR THE COMPANY:                            FOR THE UNION:

Atty. Robert Torgerson                      Michael Bidwell
Corporate Attorney                          President

Donald Winrich                              Michael Little
Divisional Director of                      Vice-President
Operations

Ralph Monelli                               Delores Cameli
Resident Manager                            Recording Secretary

Kevin Burke                                 Edward Boyanoski
Converting Manager                          Financial Secretary

James Rygalski                              Paul Jancouskas
Pulp & Paper Manager                        Treasurer

Hope Coolbaugh                              Daniel Coyne
Manager, Human Resources                    Executive Board

                                            Robert Koons
                                            Executive Board

                                            Anthony Lupi
                                            International Representative